EXHIBIT 10.4

MANUFACTURING AND SUPPLY AGREEMENT

dated as of [—], 2015

by and between

BAXTER INTERNATIONAL INC.

and

BAXALTA INCORPORATED

-i-

ARTICLE VI PRICES		23

6.1	General	23
6.2	Price Adjustments	23
6.3	Taxes	24
6.4	Pass-Through Expenses	24
6.5	Discard Adjustments	25
6.6	Audit	25

ARTICLE VII INVOICING AND PAYMENTS		26

7.1	Invoicing	26
7.2	Payment	26
7.3	Overdue Payments	26
7.4	Applicable Currency	26
7.5	No Acknowledgement	27

ARTICLE VIII WARRANTIES; REMEDIES; LIMITATION ON LIABILITY		27

8.1	Producer Warranties	27
8.2	Disclaimer	28
8.3	Remedy For Breach	28
8.4	Limitation on Liability	29
8.5	Purchaser Warranties	29

ARTICLE IX REVIEW MEETINGS		30

9.1	Steering Committee	30

ARTICLE X TERMINATION		30

10.1	Normal Termination of Agreement	30
10.2	Other Terminations; Consequences of Termination	31
10.3	Transitional Support	35

ARTICLE XI INDEMNITY		37

11.1	Producer’s Obligation	37
11.2	Purchaser’s Obligation	37
11.3	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	38
11.4	Procedures for Indemnification of Third Party Claims	39
11.5	Additional Matters	41
11.6	Right of Contribution	42
11.7	Covenant Not to Sue	42
11.8	Sole Monetary Remedy	42
11.9	Survival of Indemnities	42

-ii-

ARTICLE XII REGULATORY MATTERS		43

12.1	Producer’s Regulatory Responsibilities Regarding Supplied Products	43
12.2	Purchaser’s Regulatory Responsibilities Regarding Purchaser Products	43
12.3	Reference Filings	43
12.4	No Debarred Service Provider	44
12.5	Commercial Stability Costs	44
12.6	Drug Master Files	44

ARTICLE XIII INSURANCE		44

13.1	Insurance	44

ARTICLE XIV PRIORITY AND FORCE MAJEURE		45

14.1	Priority	45
14.2	Force Majeure	45

ARTICLE XV CONFIDENTIALITY		45

15.1	Confidentiality/Protective Arrangements	45

ARTICLE XVI DISPUTE RESOLUTION		45

16.1	General	45
16.2	Specific Performance	45

ARTICLE XVII ASSIGNMENT		46

17.1	General	46
17.2	Transfers by Producer	46
17.3	Transfers by Purchaser	46

ARTICLE XVIII MISCELLANEOUS PROVISIONS		47

18.1	Notices	47
18.2	Miscellaneous	47
18.3	Course of Dealing	47
18.4	Survival	48
18.5	Joinder Agreements	48

-iii-

SCHEDULES AND EXHIBITS

Schedules:

Schedule A - Production Cost

Exhibits:

Exhibit A – Form of Joinder Agreement

-iv-

MANUFACTURING AND SUPPLY AGREEMENT

THIS MANUFACTURING AND SUPPLY AGREEMENT (together with each of the Schedules and Exhibits hereto, and each Joinder Agreement executed in connection herewith, this “Agreement”), dated as of [—], 2015, is by and between Baxter International Inc., a Delaware corporation (“Baxter”), Baxalta Incorporated, a Delaware corporation (“Baxalta”) and each of their respective Subsidiaries (as defined in the Separation Agreement) that execute a Joinder Agreement (as defined herein) in accordance with the terms and conditions of this Agreement.

RECITALS

WHEREAS, pursuant to that certain Separation and Distribution Agreement by and between Baxter and Baxalta, dated as of [—], 2015 (the “Separation Agreement”) and the other Ancillary Agreements (as defined in the Separation Agreement, including the Conveyance and Assumption Instruments as defined in the Separation Agreement), Baxter will transfer the Baxalta Business (as defined in the Separation Agreement) to Baxalta and Baxalta will cease to be a wholly owned subsidiary of Baxter, as more fully described therein.

WHEREAS, pursuant to the Separation Agreement, Baxter and Baxalta or their respective Subsidiaries have agreed to enter into this Agreement or a Joinder Agreement (as defined herein) hereto (and to which the terms of this Agreement are incorporated) pursuant to which Producer (as defined below) shall manufacture for, and supply to, Purchaser (as defined below) for a limited time certain Supplied Products (as defined below).

AGREEMENT

In consideration of the mutual undertakings contained herein and in the Separation Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Baxter and Baxalta agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to such terms in the Separation Agreement (and any capitalized terms used within those defined terms in the Separation Agreement shall also have the meanings given to such terms in the Separation Agreement if not otherwise defined in this Agreement). As used in this Agreement the following terms shall have the meanings set forth below:

“Act” shall mean the Federal Food, Drug and Cosmetics Act, 21 U.S.C. §§301-397.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” shall have the meaning set forth in the Separation Agreement, and shall include the Conveyance and Assumption Instruments (as defined in the Separation Agreement).

“Batch” shall have the meaning set forth in the Quality Agreement.

“Baxalta” shall have the meaning set forth in the preamble to this Agreement.

“Baxter” shall have the meaning set forth in the preamble to this Agreement.

“Certification Body” means any recognized organization the primary responsibility of which is the assessment of objective evidence regarding the compliance of medical products, medical devices or pharmaceuticals, and their associated safety, effectiveness, manufacture, and quality systems or governance to applicable regulations and recognized standards.

“cGMP” means the then-current good manufacturing practices and/or quality system regulations (QSR) promulgated by the FDA or other Medical Regulatory Authority under Law in effect from time to time.

“Contract Year” shall mean (i) the period commencing on the date hereof and ending on December 31, 2015 and (ii) each subsequent calendar year (or portion thereof) until this Agreement (or, as applicable, the relevant Joinder Agreement with respect to any Supplied Product) is terminated as provided in Article X.

“Dedicated Equipment” shall mean all equipment used exclusively for the production of the Purchaser Products, including any equipment identified by the Parties as Dedicated Equipment from time to time.

“Developments” shall have the meaning set forth in Section 4.2.

“Effective Date” shall, as such term applies to this Agreement with respect to each Joinder Agreement, have the meaning set forth in each such Joinder Agreement.

“FDA” shall mean the United States Food and Drug Administration, or any successor Governmental Authority.

“Firm Orders” shall have the meaning set forth in Section 2.9.

“Forecast” shall have the meaning set forth in Section 2.9.

“Improvements” shall have the meaning set forth in Section 4.2.

“Indemnifying Party” shall have the meaning set forth in Section 11.3.

“Initial Term” shall have the meaning set forth in Section 5.1.

“Insolvent Party” shall have the meaning set forth in Section 10.2.

“Intellectual Property” shall mean all intellectual property throughout the world, including all U.S. and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, provisionals, renewals, reissues, re-examinations, additions, extensions (including all supplementary protection certificates), (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (v) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies, and (vi) all applications and registrations for the foregoing.

“Intermediate Supplied Products” shall mean those materials, components or products described on the applicable Joinder Agreement as “Intermediate Supplied Products,” and which become Intermediate Supplied Products only upon completion of the manufacturing processes and steps agreed by the Parties from time to time.

“Invoiced Purchaser-Approved Materials” shall have the meaning set forth in Section 2.10(c).

“Joinder Agreement” shall have the meaning set forth in Section 18.5.

“Mark-Up Percentage” shall mean the percentage set forth on the applicable Joinder Agreement with respect to the Supplied Products covered thereby; provided that the Parties agree that there shall be no Mark-Up Percentage with respect to any Intermediate Supplied Product.

“Medical Regulatory Authority” shall mean any Governmental Authority the primary responsibility of which is to review the safety, effectiveness, reliability, manufacture, sale or marketing of medical products, medical devices or pharmaceuticals for compliance with applicable regulatory requirements.

“Non-Complying Products” shall have the meaning set forth in Section 8.3.

“Notice” shall mean notice given in accordance with Section 18.1.

“Parties” shall mean Baxter, Baxalta and except as the context clearly indicates otherwise, each applicable Producer and Purchaser; provided that any consent to be received by from a Party hereto shall be deemed satisfied if such consent is received from Baxter (in the case of a Party that is an Affiliate of Baxter) or Baxalta (in the case of a Party that is an Affiliate of Baxalta).

“Producer” shall mean, with respect to each Joinder Agreement, the Person named as the “Producer” in such Joinder Agreement.

“Producer-Owned Improvements and Developments” shall have the meaning set forth in Section 4.2.

“Producer Products” shall mean those Supplied Products that the Parties agree are Producer Products from time to time.

“Production Cost” shall mean Producer’s costs of manufacturing the Supplied Product or Intermediate Supplied Product, as determined and adjusted in accordance with Schedule A, and as used to determine the Unit Production Cost.

“Production Cost Price Adjustment” shall have the meaning set forth in Section 6.2.

“Production Facility” shall have the meaning as set forth in Section 2.5.

“Purchaser” shall mean, with respect to each Joinder Agreement, the Person named as the “Purchaser” in such Joinder Agreement.

“Purchaser-Approved Materials” shall have the meaning set forth in Section 2.10(c).

“Purchaser-Owned Improvements and Developments” shall have the meaning set forth in Section 4.2.

“Purchaser Products” shall mean the Supplied Products that the Parties have not otherwise agreed from time to time are Producer Products.

“Purchaser Property” shall have the meaning set forth in Section 4.1.

“Purchaser Supplied Components” shall mean the finished goods, raw materials, components, sub-assemblies and other products and parts that the Parties agree are Purchaser Supplied Components from time to time.

“Quality Agreement” means the Quality Agreement applicable to any Facility or Supplied Products.

“Receiving Site” shall have the meaning set forth in Section 10.3.

“Renewal Term” shall have the meaning set forth in Section 5.2.

“Restricted Information” shall have the meaning set forth in Section 6.6.

“Review Meeting” shall have the meaning set forth in Section 9.1.

“Sensitive Producer Technology” shall have the meaning set forth in Section 4.2.

“Separation Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Specifications” with respect to any Supplied Product shall mean the product specifications with respect to such Supplied Product maintained in Producer’s document management system at the Effective Date, as such specifications may be subsequently changed as provided in Section 2.4.

“Steering Committee” shall have the meaning set forth in Section 9.1.

“Subcontractor” shall have the meaning set forth in Section 2.6.

“Subcontractor Facility” shall have the meaning set forth in Section 2.5.

“Supplied Products” shall mean the products (including raw materials, components, sub-assemblies, finished goods and other products and parts) described on the applicable Joinder Agreement (or as otherwise agreed by the Parties from time to time) and as more fully described in the Specifications for such product(s).

“Technical Support” shall have the meaning set forth in Section 10.3.

“Term” shall mean the period commencing on the Effective Date and continuing until the termination of this Agreement as provided in Article X.

“Third Party Claim” shall have the meaning set forth in Section 11.4.

“Transfer” shall mean any assignment, transfer, sale or other disposition to a Person that is not an Affiliate of the transferor, including any transfer by way of merger or consolidation or otherwise by operation of law.

“Unit Production Cost” of any Supplied Product (or Intermediate Supplied Product) for each calendar year shall be the amount as determined in accordance with Schedule A; provided that the Parties may agree in writing to use a different Unit Production Cost if they reasonably determine in good faith that the Unit Production Cost to be used for a given year does not accurately reflect the expected per unit cost to produce such Supplied Product or Intermediate Supplied Product; provided that, for the avoidance of doubt, Production Costs included in the Unit Production Cost for any Intermediate Supplied Product shall be excluded from Production Costs of the Supplied Product for which the Intermediate Supplied Product is used in order to avoid any duplication of costs included within the cost of any Supplied Product).

“Waste” shall mean all reject or waste materials relating to the manufacturing of the Supplied Products, including chemical wastes, and excess or unusable products or materials.

1.2 Other Terms. Terms defined in other Sections (or in any Schedule) will have the meanings therein provided.

1.3 Rules of Construction. In this Agreement, unless a clear, contrary intention appears, Section 9.15 of the Separation Agreement shall be incorporated by reference herein as though included in this Agreement (but for this purpose, only to the extent applicable to this Agreement, and not to the Separation Agreement or any other Ancillary Agreement). References to Producer or Purchaser should be deemed to include the respective Affiliates of Producer or Purchaser through whom Producer or Purchaser, as the case may be, are acting in their performance hereunder.

ARTICLE II

MANUFACTURING

2.1 General. During the Term, Producer shall manufacture or cause to be manufactured for Purchaser or Purchaser’s Affiliates the Supplied Products pursuant to the terms of this Agreement. The terms of this Agreement shall be deemed to be incorporated into each

Joinder Agreement or any other written agreement with respect to the manufacturing and supply arrangements described herein that may be executed by the Parties and/or one or more of their respective Affiliates. Any such Joinder Agreement or other written agreement shall constitute a separate and distinct agreement from this Agreement and from any other such agreement. Producer or Purchaser, as applicable, shall be entitled to enforce the agreement constituted by such Joinder Agreement or other agreement to which it is a party with respect to this Agreement in its own name; provided that Section 9.12 of the Separation Agreement shall apply as though it were a part of this Agreement (but for this purpose, only to the extent applicable to this Agreement, and not to the Separation Agreement or any other Ancillary Agreement). In the event of an express conflict between the terms of any Joinder Agreement or other such written agreement and the terms of this Agreement, the terms of the Joinder Agreement or such other written agreement shall prevail over the inconsistent provisions of this Agreement. The terms of each such Joinder Agreement or other written agreement shall be separate from each other Joinder Agreement or other written agreement, and any changes or amendments to this Agreement described in any such Joinder Agreement or other written agreement shall apply solely to such Joinder Agreement or other written agreement, and not to any other Joinder Agreement or other written agreement (including the terms of this Agreement as incorporated into any such other Joinder Agreement or other written agreement).

2.2 No Exclusivity. Except as expressly set forth in this Agreement, the applicable Joinder Agreement or other written agreement with respect hereto or thereto, nothing in this Agreement shall preclude or limit (i) Producer’s right to manufacture, sell or supply Producer Products to any Third Party or (ii) Purchaser’s right to obtain Supplied Products from any Third Party, regardless of whether Purchaser continues to purchase Supplied Products from Producer pursuant to the terms of this Agreement.

2.3 Volume Limitation; Capacity; Projects.

(a) Producer shall have no obligation to supply any Supplied Product to Purchaser in monthly volumes exceeding the respective maximum monthly volumes, if any, as the Parties agree in writing from time to time with respect to such Supplied Product. Producer shall devote adequate manufacturing capacity to be capable of manufacturing and supplying Supplied Product to Purchaser in accordance with the provisions of this Agreement; provided, however, that Producer shall not be required (in each case other than with respect to replacement equipment) to purchase any new equipment, install any equipment purchased or requested by Purchaser or add (or, for clarity, allocate or dedicate) any additional manufacturing or storage capacity for the manufacturing and other activities to be carried out by Producer hereunder unless such purchases or additions are at Purchaser’s cost (or otherwise shared with Producer in accordance with Section 2.3(c)(iii)) and would not unreasonably disrupt Producer’s other businesses (it being understood and agreed that devoting a comparable level of resources as it would devote to a similar request applicable to its other businesses shall not be considered an unreasonable disruption). Producer shall store materials and finished goods for the production of Supplied Products in a manner and volume consistent with its ordinary course. Storage capacity expected to be dedicated to storage of materials and finished goods for the production of Supplied Products may be agreed in writing by the applicable Parties from time to time. Producer shall not have an obligation to provide additional storage capacity and any costs related to a storage capacity shortfall shall be borne by Purchaser, except in each case to the extent any storage capacity shortfall results from any breach by Producer of this Agreement. To the extent additional storage capacity is needed, Producer shall promptly notify Purchaser after becoming aware of such additional storage demand and Producer and Purchaser shall cooperate to determine the appropriate manner to manage such storage capacity shortfall; provided that failure to provide such notice shall not be deemed a breach of this Agreement unless resulting from Producer’s gross negligence or willful misconduct. For the avoidance of doubt, Producer’s failure to supply as a result of a storage shortfall (other than due to Producer’s breach of this Agreement) shall not be a breach or violation of this Agreement until such time as the Producer and Purchaser have agreed upon a solution (including third party storage at Purchaser’s cost) that allows Producer adequate storage for the applicable materials and products.

(b) Producer will consider written requests by Purchaser to increase the maximum monthly volumes on a case-by-case basis, and shall use commercially reasonable efforts to accommodate such increases to the extent it would have done so in accordance with historical practice prior to the Effective Date (and as through Producer and Purchaser were still part of a single, consolidated group of companies), including by moving production of its own or other products to an alternative facility to the extent otherwise consistent with this sentence. Subject to the other terms herein, Producer shall use good faith efforts to cooperate with Purchaser to accommodate increased volume requirements not otherwise contemplated in this Agreement or any other written agreement with respect to the applicable Supplied Products (including by adding equipment or increasing the manufacturing footprint, to the extent such additions would not unreasonably disrupt the Producer’s other businesses), and Purchaser shall use good faith efforts to provide adequate lead-time and notice of any material changes that it may expect from time to time in its historic or previously forecasted order quantities. Any such increase shall not unreasonably interrupt or divert resources from Producer’s operation of its other businesses. Producer and Purchaser shall also cooperate to adjust such maximum monthly volumes (and corresponding capacity amounts) from time to time (with discussions to occur not less frequently than annually) to take into account any increases resulting from capacity improvements or expansions and any decreases not arising from actions of Producer or its Affiliates or Subcontractors (for example, decreases in capacity resulting from new or increased regulatory requirements). Except to the extent of costs and expenses otherwise agreed by the applicable Purchaser and Producer in writing from time to time (including pursuant to Section 2.3(c)(iii)), Purchaser shall be fully responsible for all costs and expenses incurred by Producer resulting from any increase in capacity required to satisfy such increased maximum monthly volume, including any costs associated with the write-off of abandoned assets related to the project; provided that the applicable Parties shall first agree to any such costs (or the project that will result in any such costs) prior to Producer incurring such expenses for which Purchaser will be responsible.

(c) The Parties understand and agree that:

(i) Producer is responsible hereunder for the maintenance, repair and any necessary replacement of the equipment and machinery necessary to fulfill its obligations hereunder, subject to the requirements otherwise set forth herein with respect to mitigation of costs related thereto and the inclusion of such costs in Production Costs, as applicable. All such replacement, repair and maintenance shall be undertaken to preserve ordinary course levels of quality and service unless otherwise agreed by the Parties.

(ii) Capacity increases or other projects that are not merely intended to preserve the ordinary course levels of quality and service that are requested by Purchaser and for which the benefits thereof are intended to be provided only to Purchaser and its controlled group Affiliates shall be paid by Purchaser. Purchaser shall own such assets, but, for the avoidance of doubt, the repair and maintenance obligations with respect thereto shall be in accordance with Section 2.3(c)(i).

(iii) Capacity increases or other projects that are not merely intended to preserve the ordinary course levels of quality and service that are jointly agreed upon by Producer and Purchaser and for which each of them is expected to benefit will be paid on a shared basis as agreed by Producer and Purchaser. The relative benefits of such projects will be shared based on the amount paid by each, and Producer and Purchaser will co-own the assets with respect to any such project in proportion to the amount paid by each in respect of such project unless otherwise agreed, and in connection with the agreement to undertake any such joint project the Parties shall agree on the relative rights and restrictions with respect to any such co-owned equipment, machinery or other assets. For the avoidance of doubt, the repair and maintenance obligations with respect thereto shall be in accordance with Section 2.3(c)(i).

2.4 Product Improvements, Line Extensions and Additional Supplied Products.

(a) Except as expressly provided in this Agreement (including Section 2.8), Producer shall have no obligation, express or implied, to develop or produce replacement products, product line extensions, product improvements or changes (including packaging and labeling), or new or other products in addition to the Supplied Products, nor shall Producer have any responsibility to procure any regulatory approvals required in connection with the development, testing, manufacture, marketing or sale of any such additional products. Notwithstanding the foregoing, within a reasonable period of time (to be determined by the Steering Committee) following receipt by Producer of a written request from Purchaser, Producer shall use commercially reasonable efforts (without unreasonably disrupting or diverting resources from Producer’s other ongoing business operations) to develop and produce product improvements or changes and product line extensions as reasonably requested by Purchaser that are required by Law or are necessary to ensure the safety of Supplied Products; provided that all costs and expenses incurred in connection with any such proposed improvement, change or product line extension shall be paid by Purchaser in accordance with Section 2.3(c)(ii) (including costs of capital equipment and process upgrades and of obsolescence of materials, goods-in-process, and finished goods not suitable for use in the business or operations of Producer or any of its Affiliates to the extent such levels of inventory are consistent with the most recent Forecast) and that, for the avoidance of doubt, Purchaser’s regulatory function will be responsible for licensing and other regulatory requirements in connection with any such change; provided further that, if any changes made pursuant to this Section 2.4(a) are required by Law and such changes apply generally to other products produced by Producer at such Production Facility, then Purchaser shall pay a pro rata amount of the cost of such regulatory changes based upon the proportion of time that such Production Facility is dedicated to the production of

Supplied Products relative to the production of such other products similarly affected by the regulatory requirement. Producer agrees that in the case of product improvements or changes and product line extensions required by Law or necessary to ensure the safety of Supplied Products, it will devote a comparable level of resources to implementing such product improvements or changes and product line extensions as it would devote to a similar request applicable to its other businesses and that the commitment of such resources shall not be considered an unreasonable disruption or diversion of resources from Producer’s other ongoing business operations. The Parties shall enter into or cause their applicable Affiliates to enter into an amendment or supplement to this Agreement or applicable Joinder Agreement or other written agreement to reflect any increase in Production Costs resulting from any such replacement products, product line extensions, product improvements or other changes, and any modification to the applicable Specifications resulting from any improvement, change or product line extension implemented as provided in this Section 2.4(a). With respect to any proposed improvements, changes or product line extensions not required by Law or necessary to ensure the safety of Supplied Products, the Steering Committee shall (to the extent not approved by Producer), in good faith, consider the implementation of any such other proposed improvements, changes or product line extensions and cooperate to implement such changes at Purchaser’s cost to the extent commercially reasonable and not an unreasonable disruption or diversion of resources from Producer’s other ongoing business operations; provided that any such improvements, changes or product line extensions not agreed by the Parties following Steering Committee review shall be referred to the Transition Committee for further review and resolution. In the event that any improvement, change or product line extension not required by Law or necessary to ensure the safety of Supplied Products shall reach the commercialization stage, upon the request of Purchaser, Producer shall negotiate with Purchaser in good faith to agree upon the price and other terms of the arrangements pursuant to which such improvement, change or product line extension would be added as Supplied Products. In addition, at such time or times, if any, as the Parties mutually agree in writing to add additional products to (and make changes to) the Supplied Products to be supplied by Producer pursuant to this Agreement, the Parties shall enter into any amendment or supplement determined to be desirable by the parties to reflect the terms and conditions, including any modification to the applicable Specifications, mutually agreed upon by the Parties with respect to such additional Supplied Products.

(b) Producer agrees that it shall cooperate to implement any request from Purchaser to expand the territory beyond the countries into which the Supplied Products are currently marketed and sold to the extent that Purchaser bears all costs and expenses (including costs to obtain and maintain necessary licenses and permits) related to such expansion; provided that no such territory expansion shall unreasonably disrupt or unreasonably divert resources from Producer’s other ongoing business operations.

(c) For the avoidance of doubt, if any services of the type described in this Agreement are specifically addressed in the Transition Services Agreement, then the terms and conditions of the Transition Services Agreement shall control to the extent of any conflict with this Agreement. For example, to the extent the Transition Services Agreement addresses requirements to provide labeling, logistics or other services for a transitional period that are also addressed in this Agreement, those services shall be provided in accordance with the Transition Services Agreement for the applicable service period thereunder, notwithstanding any conflicting agreements herein with respect to such services. Upon and after the expiration of the service period under the Transition Services Agreement with respect to any such conflicting service, the terms of this Agreement related to such service will become effective.

(d) If Producer implements or intends to implement any change to components or other materials that would result in a change in the Specifications of any Purchaser Products as well as the specifications for any of Producer’s or its Affiliates’ other products, Purchaser will not unreasonably withhold its consent to allow such changes to be implemented with respect to the affected Purchaser Products; provided that, with respect to changes to Producer Products, such consent (not to be unreasonably withheld) shall be provided not later than one week after requested, and if any such changes to Producer Products have regulatory implications to Purchaser, then Producer and Purchaser shall cooperate to promptly accommodate the change and the regulatory issues as promptly as practicable to the reasonable satisfaction of both Producer and Purchaser. At such time or times, if any, as the Parties mutually agree in writing to make changes to the Specifications with respect to any of the Purchaser Products to be supplied by Producer pursuant to this Agreement, the Parties shall enter into any amendment or supplement determined to be desirable by the Parties to reflect the terms and conditions, including any modification to the applicable Specifications, mutually agreed upon by the Parties with respect to such changes.

(e) All costs and expenses related to the validation and testing of new processes, equipment and materials will be paid (or, at Producer’s election, reimbursed) by Purchaser directly, and will not be included in Production Cost or otherwise included as part of the Unit Production Cost.

2.5 Production Facilities. The manufacturing operations shall be carried out at the facilities of Producer or its Affiliates in the respective locations set forth on the applicable Joinder Agreement, at such other locations as permitted in accordance with this Section 2.5 (each, a “Production Facility”) or at the applicable facilities of one or more permitted Subcontractors (each such Subcontractor facility, a “Subcontractor Facility”). Notwithstanding anything to the contrary contained herein, Producer may (at its cost unless otherwise agreed) move its manufacturing operations from any Production Facility or Subcontractor Facility to another location upon Purchaser’s prior written consent, which shall not be unreasonably withheld or delayed; provided that (a) Producer shall have given Purchaser at least twelve months prior Notice of any such change in location, (b) any such new Production Facility or Subcontractor Facility shall manufacture the applicable Supplied Product(s) in conformity with cGMP and the Specifications and (c) to the extent that any such change in location (or the use of any Subcontractor Facility if such Subcontractor Facility is not indicated in the initial Joinder Agreement for any such Supplied Product) results in an increase in the Production Cost of any Supplied Product or Intermediate Supplied Product, Producer may not charge such increase to Purchaser. Notwithstanding the requirements of clause (a) above, in the event that the production capacity of any Production Facility or Subcontractor Facility shall be adversely affected by any Force Majeure event or in the event that Producer or the applicable Subcontractor closes any Production Facility or Subcontractor Facility used to manufacture any Supplied Product or divests such a Production Facility or Subcontractor Facility to a Third Party, Producer shall be entitled to move the affected manufacturing operations to another location without Purchaser consent and without giving such twelve months’ Notice; provided, that the location to which such manufacturing operations are relocated has been prequalified to manufacture the applicable

Supplied Products; provided further that all costs and expenses related to such move (including any increase in Production Cost of any Supplied Product or Intermediate Supplied Product resulting from such change in location) shall be paid by Producer except to the extent that such relocation is in order to mitigate the impact of an event of Force Majeure (it being understood and agreed that Purchaser must first approve the change in location due to Force Majeure prior to being responsible for the corresponding costs and expenses). In the event of any such change in location, this Agreement, the applicable Joinder Agreement or any other applicable written agreement shall be amended appropriately.

2.6 Subcontracting. Producer shall be entitled to hire or engage, or cause to be hired or engaged, any subcontractor or other Third Party (each, a “Subcontractor”) to perform any or all of its obligations under this Agreement; provided that (a) such Subcontractor is qualified to provide the subcontracted service, (b) such Subcontractor’s performance is in conformity with cGMP, (c) the Subcontractor Facility has all applicable Government Authority clearances and licenses required by Law, (d) such Subcontractor agrees to comply with the obligations of this Agreement as if it were the Producer hereunder for the Supplied Products such Subcontractor provides, (e) Purchaser consents in writing to the engagement of such Subcontractor, such consent not to be unreasonably withheld or delayed and (f) Producer remains primarily responsible for its obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, Producer shall not be entitled or required to adjust any element of Production Cost affected by the use of any Subcontractor for changes in overhead or direct labor costs relating to the use of such Subcontractor (to the extent such costs would not have also changed correspondingly if production remained with Producer) unless such Subcontractor is reasonably engaged to mitigate the impact of an event of Force Majeure (it being understood and agreed that Purchaser must first approve the use of such Subcontractor due to Force Majeure prior to being responsible for the corresponding costs and expenses). Prior to the engagement of any proposed Subcontractor, Producer shall provide the name and relevant details about the Subcontractor to Purchaser. Purchaser shall have the right to request additional information concerning the proposed Subcontractor, including financial information.

2.7 Purchaser’s Responsibilities. In order to facilitate the manufacture of Supplied Products by Producer, Purchaser shall:

(a) Provide to Producer copies of the Specifications pertaining to the Purchaser Products in quantities sufficient to permit Producer to carry out its obligations hereunder.

(b) Provide, at Purchaser’s cost and expense, Purchaser Supplied Components to Producer at the Production Facility or Subcontractor Facility, or such other location, in each case as agreed by the Purchaser and Producer in writing from time to time. Purchaser shall deliver such Purchaser Supplied Components to Producer in quantities and at the times as Producer shall reasonably request and as shall be reasonably required by Producer to plan for and meet the Forecasts provided by Purchaser as provided in Section 2.9. Notwithstanding the foregoing, Purchaser shall be entitled to reasonable advance notice of the quantities of Purchaser Supplied Components required by Producer. All Purchaser Supplied Components delivered to Producer as provided in this Section 2.7(b) shall conform to the specifications therefor identified by Producer and Purchaser at the applicable Effective Date or as later agreed in writing between

Purchaser and Producer. Title to the Purchaser Supplied Components shall remain with Purchaser; provided, however, that although title to such Purchaser Supplied Components shall remain with Purchaser, the risk of loss (to the extent such loss (1) occurs outside of the production process, (2) is not caused by expiration of the Purchaser Supplied Components that is not the fault of Purchaser and (3) is not otherwise attributable to the fault of Purchaser) shall pass to Producer at the time such Purchaser Supplied Components arrive at the Production Facility or Subcontractor Facility if such loss is not of a type otherwise addressed in this Agreement (including, for example, with respect to fully discarded Batches) as belonging in whole or in part, including with respect to any limitation, to Purchaser.

(c) Grant Producer and its employees reasonable access to Purchaser’s employees as reasonably required to assist Producer in the production of Supplied Products.

2.8 Services. Each Party will cooperate with the other Parties to accomplish the transactions contemplated hereby and will, at the request of the other Parties, use its respective commercially reasonable efforts to promptly take any and all actions necessary or desirable to effect such transactions; provided, however, that to the extent of any services or projects related to the manufacturing and supply of the Supplied Products (including capacity and yield improvement projects, as well as projects related to product development) in connection with this Agreement that are specified by the applicable Parties in writing from time to time, Purchaser will pay the price in respect of such services in amounts agreed by such Parties from time to time or (if such Parties do otherwise agree to such specific costs for such services or projects) shall bear all direct and indirect costs incurred by Producer in connection with such services or projects, plus the Mark-Up Percentage applicable to the related Supplied Products. Producer shall use commercially reasonable efforts to assist Purchaser with the completion of the projects that such Purchaser and Producer have agreed in writing from time to time to be accomplished in accordance with this Agreement to the extent of the resource commitments and on the timeline that such Purchaser and Producer may agree upon in writing from time to time; provided that, with respect to any projects for which expected resource requirements or expected timelines for performance are not specifically agreed by Purchaser and Producer, Producer’s efforts hereunder shall not be required to unreasonably disrupt or unreasonably divert resources from its other business operations, and the Steering Committee shall, in good faith, cooperate to determine the appropriate allocation of resources and timeline for such projects and any similar types of projects requested by Producer after the Effective Date. The timing of payments in respect of providing services necessary to comply with this Section 2.8 shall generally occur in a manner consistent with the timing of payments for services that are or were provided under the Transition Services Agreement during its term (such that any project-related payments for costs and expenses incurred by Producer or its Affiliates shall be promptly reimbursed by Purchaser based on monthly invoices, and not deferred until completion of the project or until incorporated into price adjustments to Supplied Products).

2.9 Forecasts and Firm Orders.

(a) With respect to each Supplied Product, at least seven calendar days prior to the beginning of each calendar month during the Term, Purchaser shall give Producer a rolling forecast (each a “Forecast”) of the orders Purchaser expects to place with Producer for such Supplied Product for each month during the rolling forecast period agreed by such Purchaser and

Producer in writing from time to time, which Forecast shall satisfy all of the requirements of the master scheduling system employed from time to time by Producer. Producer and Purchaser shall cooperate to cause shipments to occur promptly after release at the Production Facility (and in any case in a reasonable manner to avoid unreasonable or undue burden on Producer’s other businesses and operations at such Production Facility) and shall be binding on both Producer and Purchaser regarding such Supplied Product to be purchased or supplied by the respective parties (a “Firm Order”), subject to Section 2.9(b). The quantities of Supplied Products (or any components thereof, if applicable and different from the binding period for Supplied Products generally) for the months of the non-binding forecast specifically agreed in writing by the Producer and Purchaser from time to time may not vary by more than the amount agreed by such Parties. Forecasts relating to each Supplied Product beginning on the Effective Date were delivered to Producer by Purchaser at the time of signing this Agreement (or, if not so delivered, will be delivered prior to the applicable Effective Date). Minimum per order quantities for each Supplied Product, if any, shall be agreed in writing by the Purchaser and Producer from time to time.

(b) Each Firm Order shall give rise to a binding obligation of Purchaser to purchase, accept and pay for the quantities of Supplied Products referred to therein. Notwithstanding the foregoing or Section 2.9(a) (subject to the other terms of this Agreement), Producer shall use commercially reasonable efforts to meet Purchaser’s requested quantities and delivery dates for increased orders in excess of the permitted amounts if such amounts can be reasonably accommodated (at Purchaser’s expense) without unreasonably interrupting, or otherwise diverting resources from, Producer’s other businesses. Producer shall be deemed to have accepted and shall be bound by any Firm Order submitted to Producer, as such Firm Order may be changed as provided in the preceding sentence, and Purchaser shall be required to pay for the quantity of Supplied Products included in the applicable Firm Order and available for delivery, as such Firm Order may be modified by Purchaser pursuant to the preceding sentence, if applicable. Firm Orders shall be governed by the terms of this Agreement and in the event of an inconsistency between any other documentation related to a Firm Order and this Agreement, this Agreement shall apply.

(c) At all times during the Term, Producer shall use its commercially reasonable efforts to meet the shipment dates set forth in each Firm Order, but shall have no obligation to maintain materials necessary to meet any Firm Orders prior to any order becoming a Firm Order. In the event Producer will not be able to fulfill any Firm Order in accordance with the terms herein, Producer shall notify Purchaser in writing promptly upon becoming aware of such inability prior to the delivery date required in such Firm Order, and the Parties will discuss alternate delivery dates in good faith with a view to reaching agreement thereto, such agreement not to be unreasonably withheld by either Party.

(d) If Producer’s actual production of any Supplied Product exceeds Purchaser’s Firm Orders for such Supplied Product, Purchaser shall purchase such excess up to 5% above the Firm Orders, and Firm Orders for the succeeding month or months shall be reduced by such excess. Purchaser shall have no obligation to purchase in excess of 5% above any Firm Order.

(e) Prior to exercising rights set forth in Sections 2.9(c) or (d) above to elect early delivery or to require excess purchases, Producer shall provide Notice to Purchaser of its intent to exercise such rights. If, in response to any such Notice, Purchaser shall inform Producer in writing that Purchaser would suffer a warehousing space constraint if Producer were to deliver Supplied Products prior to the requested shipment date set forth in a Firm Order or in excess of the amounts set forth in a Firm Order, Producer shall not be entitled to exercise the rights set forth in Sections 2.9(c) and (d) above to elect early shipment or to require excess purchases.

(f) If, due to its fault or error, Producer fails to deliver Supplied Products in the quantities specified in the applicable Firm Order and Purchaser notifies Producer in reasonable detail that such failure will result in a material negative economic impact on Purchaser’s business, Producer shall pay air freight or other extraordinary shipping costs reasonably necessary to deliver delayed Supplied Products to Purchaser or Purchaser’s customers.

(g) The parties shall cooperate in good faith in providing other, longer-range forecasts which shall be useful in budget planning by the parties, but such longer-range forecasts shall not constitute a commitment by either party to purchase or supply.

2.10 Obsolescence; Purchaser-Approved Materials; Intermediate Supplied Products.

(a) To the extent of any Purchaser-Approved Materials approved in accordance with Section 2.10(c), if Purchaser does not actually place Firm Orders sufficient to use all of the Purchaser-Approved Materials (or any of the Purchaser-Approved Materials becomes obsolete due to subsequent changes required or requested in respect of any of the Purchaser-Approved Materials), the Steering Committee will meet annually (not later than 30 days after the end of each Contract Year) to determine the amount of Purchaser-Approved Materials that were purchased by Producer (or Producer’s suppliers) but that have not been used for subsequent production of Supplied Products. Except to the extent of any such Purchaser-Approved Materials that the Steering Committee determines is expected to be used within a reasonable period of time following such meeting, Purchaser shall promptly reimburse Producer for such amount of Purchaser-Approved Materials that were purchased by Producer (or Producer’s suppliers). For the avoidance of doubt, Producer shall use commercially reasonable efforts to sell, return or allocate for alternate use such Purchaser-Approved Materials as promptly as reasonably practicable in order to mitigate Purchaser’s losses related thereto, and if any payment is made in accordance with this Section 2.10(a) for Purchaser-Approved Materials that are subsequently used in Supplied Products or otherwise, Producer shall equitably adjust the amounts charged to Purchaser hereunder so that there is no duplicate benefit provided as a result of a payment made in accordance with this Section 2.10(a).

(b) In the event that any Third Party supplier of any raw materials, components, labeling, packaging or other inventories used by Producer to manufacture any of the Supplied Products shall discontinue production of any such raw material, component, labeling, packaging or other inventories, which discontinuance shall result in Producer incurring any additional costs or expenses, (i) if the discontinued raw materials, components, labeling, packaging or other inventories relate solely to Purchaser Products, Purchaser shall reimburse

Producer for all such additional costs and expenses and (ii) if the discontinued raw materials, components. labeling, packaging or other inventories relate to Purchaser Products as well as to other Supplied Products or other products of the Producer, Purchaser shall reimburse Producer for Purchaser’s allocable portion of such additional costs and expenses based upon the unit volumes of the affected Supplied Products and other products produced for Producer and its Affiliates, on the one hand, and for Purchaser and its Affiliates, on the other hand. Such costs and expenses shall include all additional direct and indirect internal costs and out-of-pocket expenditures, whether capitalized or expensed, resulting from such discontinuance, including all such additional costs and expenses relating to or arising out of any modification to Producer’s procedures or processes, acquisition of property, equipment or other assets, relocation, regulatory compliance, including associated regulatory fees, write-off or disposal of materials (including strategic materials purchases), equipment and other assets rendered unusable by virtue of such discontinuance and all related changes. In addition, Purchaser shall reasonably cooperate with Producer in connection with any strategic materials purchases resulting from or responsive to any such discontinuance.

(c) All orders of materials or components in connection with this Agreement that are identified as “Purchaser-Approved Materials” by the applicable Purchaser and Producer in writing from time to time shall first be approved by Purchaser in its sole discretion. Producer shall in the ordinary course provide the anticipated order date and quantity in advance to Purchaser with respect to any Purchaser-Approved Materials, and Purchaser shall either approve the order or request such changes as it determines are necessary as promptly as possible thereafter. Producer will use commercially reasonable efforts to place such orders as are approved by Purchaser; provided that any changes requested by Purchaser shall not require the unreasonable disruption or interruption of Producer’s other businesses; provided further that any Liabilities resulting in the delay in the order date resulting from Purchaser’s failure to approve the order or provide changes to Producer sufficiently in advance shall be the sole responsibility of Purchaser. Title and risk of loss with respect to Purchaser-Approved Materials generally remains with Producer in the same manner as all other materials sourced by Producer. Notwithstanding the immediately preceding sentence, Purchaser-Approved Materials identified by the Producer and Purchaser in writing from time to time as “Invoiced Purchaser-Approved Materials” shall be invoiced by Producer to Purchaser (at Producer’s cost for such Invoiced Purchaser-Approved Materials) and title to such Invoiced Purchaser-Approved Materials shall transfer to Purchaser upon issuance of such invoice; provided, however, that although title to such Invoiced Purchaser-Approved Materials shall transfer to Purchaser in such manner, the risk of loss (to the extent such loss (1) occurs outside of the production process, (2) is not caused by expiration of the Invoiced Purchaser-Approved Materials that is not the fault of Purchaser and (3) is not otherwise attributable to the fault of Purchaser) shall pass to Producer at the time such Invoiced Purchaser-Approved Materials arrive at the Production Facility or Subcontractor Facility if such loss is not of a type otherwise addressed in this Agreement (including, for example, with respect to fully discarded Batches).

(d) Intermediate Supplied Products identified by Producer and Purchaser in writing from time to time are components of certain Supplied Products. Intermediate Supplied Products shall be invoiced upon completion of the manufacturing steps required to become Intermediate Supplied Products, and title to such Intermediate Supplied Products shall transfer to Purchaser upon issuance of such invoice; provided, however, that although title to such

Intermediate Supplied Products shall transfer to Purchaser in such manner, the risk of loss shall remain with Producer in the same manner as all work-in-process inventory manufactured by Producer prior to release for delivery as finished Supplied Products. For purposes of pricing, the Intermediate Supplied Products shall be treated the same as Supplied Products, including with respect to determining price and any ongoing or period adjustment to such price; provided that the price charged to Purchaser with respect to any such Intermediate Supplied Products shall be only the applicable Unit Production Cost, without any Mark-Up Percentage applied thereto (such that, for the avoidance of doubt, the Mark-Up Percentage with respect to any Supplied Products that include Intermediate Supplied Products shall apply only to that portion of the Unit Production Cost incurred in converting the Intermediate Supplied Product into the final Supplied Product). Purchaser shall have the same inspection and similar rights with respect to Intermediate Supplied Products as it has for Supplied Products, and other than as set forth herein the Intermediate Supplied Products manufactured in order to become part of a Supplied Product will be treated the same in all respects (unless the context clearly indicates otherwise) as all other materials or components sourced by Producer for the manufacture of Supplied Products.

2.11 Storage and Handling. Producer shall store and handle the Supplied Products in accordance with the Specifications and the Quality Agreement. Raw materials utilized by Producer in connection with the manufacturing, processing and packaging of the Supplied Products shall not be used by Producer beyond the shelf life designated in the Specifications unless otherwise specified in writing by Purchaser. Producer shall handle, control and store, treat or dispose of any Waste generated in performing its obligations under this Agreement.

2.12 Shipments; Title. Producer shall ship each Firm Order Free Carrier (FCA) applicable Production Facility (or Subcontractor Facility) to Purchaser or Purchaser’s designee in accordance with Law. Freight, insurance and loading costs shall be for the account of Purchaser (in each case, for the avoidance of doubt, in addition to the applicable purchase price), except that any increased freight cost resulting from the shipment occurring from a facility other than the Production Facility (or Subcontractor Facility) listed on the applicable Joinder Agreement with respect to any Supplied Product shall be for the account of Producer. Title and the risk of loss, delay or damage in transit shall be passed to Purchaser upon delivery to Purchaser’s or Purchaser’s designee’s designated carrier; provided that Producer shall be responsible for the loading of the Supplied Products on departure and shall bear the risk of loss incurred in such loading. Producer shall package the Supplied Product for shipment in accordance with its customary practices therefor, unless otherwise specified in writing by Purchaser, in which event any extra cost incurred by Producer on account of changes requested by Purchaser shall be reimbursed by Purchaser. Producer shall include the following for each shipment of Supplied Product: (i) the Firm Order reference number; (ii) the lot and Batch numbers; (iii) the quantity of Supplied Product; and (iv) a Certificate of Conformance (as defined in the Quality Agreement) with the applicable Specifications. Purchaser shall procure, at its cost, insurance covering damage or loss to the Supplied Products during shipping.

2.13 Customs. For purposes of exporting Supplied Products out of the applicable country of origin, Purchaser shall be the exporter of record and shall be responsible for complying with all customs requirements and export laws of the applicable jurisdiction(s). For purposes of importing the Supplied Product into the applicable country of destination, Purchaser shall be the importer of record for the Supplied Product and shall be responsible for complying with all customs requirements and import laws of the applicable country. To the extent that Producer or any of its Affiliates is providing distribution or similar services on behalf of Purchaser or its Affiliates pursuant to any other Ancillary Agreement that allows for the shipment, distribution or sale of any Supplied Products in accordance with applicable Law, and the completion of such shipments, distributions or sales in accordance with the terms of those Ancillary Agreements require Producer or its Affiliates to be the exporter or importer of record and is permitted by applicable Law, Producer or its applicable Affiliate shall act as the importer or exporter of record at Purchaser’s (or its applicable Affiliate’s) cost in accordance with the terms of the applicable Ancillary Agreement during the term thereof.

2.14 Labeling of Supplied Product.

(a) All Supplied Products supplied hereunder shall be labeled and packaged in accordance with the applicable Specifications. Purchaser shall control the content and type of all product labeling and packaging (other than packaging for shipment of Supplied Products to Purchaser as provided in Section 2.12) for the Purchaser Products (and any changes or supplements thereto), and shall have the responsibility, at Purchaser’s expense, for any changes or supplements thereto, including the expense of securing any approvals required by the FDA or other applicable Medical Regulatory Authorities or Certification Bodies for any such changes or supplements. Producer shall be responsible for obtaining such labels (and any changes or supplements thereto) in accordance with the content specified by Purchaser at Purchaser’s sole cost and expense, including for film (unless the Producer and Purchaser have otherwise agreed), plates and dies. After the final labels and labeling have been printed, Purchaser will receive, at Purchaser’s sole cost and expense, samples of such Purchaser Products bearing such labels and labeling for final approval.

(b) Except where otherwise required by Law or to address an actual or potential safety issue (e.g., add a warning, precaution or contraindication), in which case Purchaser and Producer will use commercially reasonable efforts to implement such change as promptly as practicable, any changes to the labeling and packaging for Purchaser Products shall be communicated to Producer as far in advance as reasonably practicable together with the required documentation specifying the content to be included in the labeling and packaging, including all necessary photo-ready art (or its substantial equivalent) on electronic and hard copy. Where a labeling or packaging change is required by Law, Producer shall be obligated to devote comparable priority to implementing such change as it shall devote to other business units of Producer. Where a labeling or packaging change is requested that is not required by Law, Purchaser and Producer will use commercially reasonable efforts to implement such change as promptly as practicable, subject to Producer’s discretion to reasonably determine the appropriate resources to be allocated to any such request in order to avoid interruption to the operation of its other businesses. Purchaser shall reimburse Producer for the costs of any change to the labeling or packaging for Purchaser Products, including costs of capital equipment and process upgrades and of obsolescence of any materials or inventory; provided that Purchaser’s liability for such reimbursement of materials and inventory shall be limited to levels of inventory that are consistent with the binding portion of the most recent Forecast prior to agreement to make such change.

2.15 Obligations Regarding Dedicated Equipment.

(a) Producer will use the Dedicated Equipment for the sole purpose of producing Supplied Products for sale to Purchaser as provided in this Agreement. Producer shall be responsible for qualifying the Dedicated Equipment, and for maintaining the Dedicated Equipment consistent with its practices as in effect from time to time with respect to manufacturing equipment serving its other business units. Purchaser shall reimburse Producer for all out-of-pocket costs and expenses, such as the cost of parts and third-party labor, incurred by Producer in connection with such qualification, maintenance and repairs to the extent that such costs and expenses are not already included in Producer’s calculation of the Production Cost; provided that Producer shall provide Purchaser with advance written notice (as soon as reasonably practicable after becoming aware of such requirement; provided that failure to provide such notice shall not relieve Purchaser of its obligations related thereto except to the extent it is prejudiced by the failure to timely deliver such notice) of any individual qualification, maintenance or repair that is expected to result in a charge to Purchaser pursuant to this sentence that exceeds US $25,000. Notwithstanding the foregoing, Producer shall (i) be solely responsible for any damage to the Dedicated Equipment caused by Producer’s failure to maintain the Dedicated Equipment in accordance with applicable manufacturer’s maintenance specifications and any damage caused by the gross negligence or willful misconduct of Producer or its employees or agents with respect to the Dedicated Equipment, (ii) promptly notify Purchaser of any such damage caused by such action or inaction of Producer or its employees or agents, and (iii) cause any damage for which it is responsible pursuant to clause (i) to be repaired (or if necessary such damaged Dedicated Equipment to be replaced) promptly at Producer’s sole cost and expense. Dedicated Equipment shall at all times remain personal property, notwithstanding that such equipment, or any part thereof, may be affixed or attached to real property or any improvements thereon.

(b) In the event that any portion of this Agreement is terminated or expires by its terms (other than any termination by Purchaser in accordance with Section 10.2(a) or Section 10.2(b), in which case the purchase of Dedicated Equipment shall be at Purchaser’s election and not mandatory) such that the Dedicated Equipment is no longer necessary to perform pursuant to this Agreement, Producer shall promptly provide Purchaser with a list of all such Dedicated Equipment (except to the extent of any Dedicated Equipment that by its nature is not movable property), together with an invoice for the Producer’s then-current (prior to taking into account such termination) net book value in respect of all such Dedicated Equipment. Purchaser shall be required to pay such net book value within 30 days after receipt of such Notice, and shall also within such 30-day period provide Notice to Producer if Purchaser elects to take physical possession of any or all of such Dedicated Equipment at one or more facilities selected by Purchaser. If Purchaser elects to take possession of any such Dedicated Equipment, the Parties shall cooperate to effect such transfer of ownership and physical possession in accordance with Section 10.2. Producer shall cooperate with Purchaser in its review of the list of Dedicated Equipment and the values listed therein, and shall permit Purchaser to inspect any such Dedicated Equipment during normal business hours in a manner that will not unreasonably disrupt Producer’s business. If Purchaser does not notify Producer of its election to take physical possession of any or all Dedicated Equipment within such 30-day Notice period, Producer shall retain title to such Dedicated Equipment and may either retain such Dedicated Equipment or dispose of such Dedicated Equipment as it may choose; provided that (i) in no case shall Purchaser be excused from making payment of the net book value for such Dedicated Equipment in accordance with this paragraph (as liquidated damages) and (ii) Purchaser shall be responsible for all out-of-pocket costs and expenses incurred by Producer and its Affiliates in disposing of such Dedicated Equipment to the extent such costs and expenses are incurred and invoiced within 180 days after the later of (A) the expiration of the 30-day Notice period described in this paragraph or (B) the date on which any Dispute related to Purchaser’s rights or obligations in respect of such Dedicated Equipment becomes final, binding and non-appealable. If Purchaser notifies Producer that it will take possession of any or all of such Dedicated Equipment, the Parties shall cooperate to effect such transfer within 60 days after such notice, subject to any required extension necessary to allow for the Dedicated Equipment to be removed from Producer’s possession without disrupting Producer’s business. All reasonable out-of-pocket costs and expenses related to such cooperation or transfer shall be borne by Purchaser.

(c) Producer and Purchaser acknowledge and agree that, except to the extent transferred to Purchaser in accordance with this Section 2.15 and notwithstanding anything to the contrary in the Separation Agreement, Producer shall continue to own and possess the Dedicated Equipment (and shall not be permitted to transfer any such Dedicated Equipment unless such transferee takes such equipment subject to this Section 2.15).

ARTICLE III

RECEIPT AND REJECTION OF PRODUCT

3.1 General. Purchaser shall have the right to reject all or any portion of a shipment of Supplied Products (a) that does not comply in any material respect with any of the covenants and agreements set forth in Section 8.1(a) or 8.1(b); or (b) which due to a condition of Force Majeure (lasting longer than 30 days) or the fault or error of Producer, are not delivered in material compliance with the timeframes set forth herein and, as a result of such delay, Purchaser, after making reasonable efforts, is unable to use such Supplied Products; provided that Purchaser shall notify Producer within 60 days (with respect to rejections pursuant to clause (a)) or 10 days (with respect to rejections pursuant to clause (b)) after receipt of such shipment if it is rejecting a shipment (or portion thereof); provided further that Purchaser may provide notice of rejection of any Batch of Supplied Products having any latent defect or any defect not reasonably discoverable through visual inspection up until the date of expiration of such Supplied Product. Concurrently with the delivery of a notice of rejection (or as soon as practicable thereafter) of Supplied Product pursuant to Section 3.1(a), Purchaser shall send to Producer the Non-Complying Product or a representative sample of the Non-Complying Product (or a picture thereof if Producer and Purchaser agree that a picture is sufficient for purposes of the initial review). Producer shall notify Purchaser promptly, but in no event later than 60 days after receipt of a notice of rejection by Purchaser, whether it accepts Purchaser’s rejection of such Supplied Products.

3.2 Replacement of Supplied Products. Whether or not Producer accepts Purchaser’s rejection of Supplied Products in accordance with Section 3.1, promptly upon receipt of a notice of rejection, unless otherwise specified by Purchaser, Producer shall use commercially reasonable efforts to provide replacement Supplied Product for those rejected by Purchaser in the original shipment. If the Supplied Product rejected by Purchaser from the original shipment ultimately is found to be a Non-Complying Product due to a failure to comply in any material respect with any of the covenants and agreements set forth in Section 8.1(a) or 8.1(b), Purchaser shall be entitled to the remedies specified in Section 8.3. If it is determined subsequently that such Supplied Product was in fact conforming, then Purchaser shall be responsible not only for the purchase price of the allegedly Non-Complying Product (including all transportation charges) but also the purchase price of the replacement Supplied Product together with any special or extraordinary costs or expenses incurred by Producer in the manufacture of the replacement Supplied Product. In the event that Producer bears replacement costs or transportation charges hereunder due to its provision of Non-Complying Products, such costs shall not be incorporated into the calculation of Production Cost.

3.3 Independent Testing. In the event the Producer and Purchaser cannot agree as to whether any shipment of Supplied Product conforms with the Specifications, Producer and Purchaser shall engage a mutually agreed independent testing organization to evaluate the rejected Supplied Product and determine whether or not it is a Non-Complying Product, such determination to be final and binding on the Parties. Costs and expenses of such independent testing organization shall be borne by the Producer, if the Supplied Product is determined to be Non-Complying Product, or by the Purchaser, if the Supplied Product conforms with the Specifications.

ARTICLE IV

INTELLECTUAL PROPERTY

4.1 Purchaser Intellectual Property. Subject to Section 4.5, all Intellectual Property, together with all materials, data, writings and other property in any form whatsoever, which is provided to Producer by or on behalf of Purchaser, to the extent owned or controlled by Purchaser and/or its respective Affiliates (including pursuant to the Separation Agreement, this Agreement or any other Ancillary Agreement) prior to being provided to or used by Producer hereunder, shall remain owned or controlled by Purchaser (the “Purchaser Property”). Without limiting Section 4.3(b), Purchaser hereby grants to Producer (including, for the avoidance of doubt, Affiliates of Producer and any permitted Subcontractors hereunder) a non-exclusive license to use any Purchaser Property solely in connection with Producer performing its obligations hereunder. Producer shall not acquire any other right, title or interest in or to the Purchaser Property as a result of its performance hereunder.

4.2 Improvements and Developments.

(a) Each Party acknowledges and agrees that improvements or modifications to Purchaser Property may be made by or on behalf of Producer (“Improvements”), and creative ideas, proprietary information, developments, or inventions may be developed under or in connection with this Agreement by or on behalf of Producer (“Developments”), in each case either alone or in concert with Purchaser or any Third Parties; provided that no rights shall be provided to any such Third Parties with respect to the Purchaser Property or any such Improvements or Developments unless expressly contemplated herein.

(b) Producer acknowledges and agrees that, as between the Parties, any Improvements or Developments that, as of the expiration or termination of this Agreement (or, as applicable, any Joinder Agreement or other written agreement related hereto), relate solely to the Baxalta Business (in the event that Baxalta or any of its Affiliates is the Purchaser) or the Baxter Business (in the event that Baxter or any of its Affiliates is the Purchaser) (such Improvements and Developments, collectively, “Purchaser-Owned Improvements and Developments”) shall be the exclusive property of Purchaser, and Purchaser shall own all rights, title and interest in and to such Improvements and Developments. For clarity, the Purchaser-Owned Improvements and Developments shall not include, and the Producer-Owned Improvements and Developments shall include, any Improvements or Developments that, as of the expiration or termination of the applicable agreement (including this Agreement or any Joinder Agreement), relate to any “Sensitive Technology” as may be identified by written agreement of the Parties from time to time (collectively, “Sensitive Producer Technology”). Producer hereby irrevocably transfers, assigns and conveys, and shall cause its subcontractors and its and their employees to irrevocably transfer, assign and convey, all rights, title and interest in and to each of the Purchaser-Owned Improvements and Developments to Purchaser free and clear of any encumbrances, and Producer agrees to execute, and shall cause its subcontractors and its and their employees to execute, all documents necessary to do so.

(c) Purchaser acknowledges and agrees that, as between the Parties, all Improvements and Developments other than Purchaser-Owned Improvements and Developments (such Improvements and Developments, collectively, “Producer-Owned Improvements and Developments”) shall be the exclusive property of Producer, and Producer shall own all rights, title and interest in and to such Improvements and Developments. Purchaser hereby irrevocably transfers, assigns and conveys, and shall cause its subcontractors and its and their employees to irrevocably transfer, assign and convey, all rights, title and interest in and to each of the Producer-Owned Improvements and Developments to Producer free and clear of any encumbrances, and Purchaser agrees to execute, and shall cause its subcontractors and its and their employees to execute, all documents necessary to do so.

4.3 Rights to Certain Improvements and Developments.

(a) Effective as of the Effective Date, Producer hereby grants to Purchaser a non-exclusive, royalty-free (except for any pass-through royalties or other payment owed to a Third Party therefor), sublicenseable license, solely with respect to the Purchaser Products for use in the Baxalta Business (in the event that Baxalta or any of its Affiliates is the Purchaser) or the Baxter Business (in the event that Baxter or any of its Affiliates is the Purchaser), to use such Producer-Owned Improvements and Developments that are used by Producer in manufacturing such Purchaser Product, in each case solely to the extent necessary for Purchaser or an alternative source of supply (other than any Prohibited Person) designated by Purchaser to continue manufacturing such Purchaser Product, or line extensions of such Purchaser Products or combinations of such Purchaser Products with other products of Purchaser in the Baxalta Business (in the event that Baxalta or any of its Affiliates is the Purchaser) or the Baxter Business (in the event that Baxter or any of its Affiliates is the Purchaser); provided that the foregoing shall not apply with respect to any Improvements or Developments that relate to any Sensitive Producer Technology.

(b) Effective as of the Effective Date, Purchaser hereby grants to Producer a non-exclusive, royalty-free (except for any pass-through royalties or other payment owed to a Third Party therefor), sublicenseable license to use any Purchaser-Owned Improvements and Developments for any and all purposes outside the Baxalta Business (in the event that Baxalta or any of its Affiliates is the Purchaser) or the Baxter Business (in the event that Baxter or any of its Affiliates is the Purchaser).

(c) With respect to any Purchaser Product that, as of the expiration or termination of the applicable Joinder Agreement, requires any Sensitive Producer Technology for the continued manufacturing thereof, at the request of a Party no earlier than two (2) years prior to such expiration or termination, the Parties shall discuss the continued supply needs of Purchaser with respect to such Purchaser Product or the needs of Purchaser to identify and source Third Party technology as a replacement or alternative to Sensitive Producer Technology, in each case without any obligation to enter into a long-term supply arrangement or license agreement with respect thereto or extend the Term of such Joinder Agreement unless and until mutually agreed by the Parties in writing.

4.4 Limited Right to Use. Subject to the provisions of Sections 4.1 through 4.3 and the terms of the Separation Agreement and any other Ancillary Agreement (as applicable), nothing set forth in this Agreement, the Joinder Agreement or any other agreement between the Parties entered into in order to give further effect to this Agreement of the Joinder Agreement shall be construed to grant to any Party any title, right or interest in or to any Intellectual Property owned or controlled by any other Party or any of its Affiliates. Use by Producer of any Purchaser Property, except to the extent expressly provided in an Ancillary Agreement, shall be limited exclusively to its performance of this Agreement. Use by Purchaser of any Producer-Owned Improvements and Developments, except to the extent expressly provided in Section 4.3(a), shall be prohibited except with the prior written consent of Producer in each instance.

4.5 No Conflict. Nothing in this Article IV shall, or shall be deemed to, expand, limit or otherwise alter any rights of the Parties or their Affiliates pursuant to the Separation Agreement or any other Ancillary Agreement, and to the extent of any conflict between this Article IV and the Separation Agreement or any other Ancillary Agreement, the Separation Agreement or such other Ancillary Agreement shall govern.

ARTICLE V

INITIAL TERM AND RENEWAL

5.1 Initial Term. The initial term of this Agreement and each Joinder Agreement with respect to each Supplied Product sold or provided by Producer to Purchaser (the “Initial Term”) shall commence on the Effective Date and shall expire at the end of the day on the initial termination date set forth on the applicable Joinder Agreement with respect to each Supplied Product, unless extended as provided in Section 5.2.

5.2 Renewal. Unless this Agreement terminates pursuant to Article X, this Agreement and any Joinder Agreement may only be extended (each such extension with respect to any Supplied Product, a “Renewal Term”) with respect to any Supplied Product if and to the extent expressly set forth on the applicable Joinder Agreement or as otherwise expressly agreed in writing by the Parties.

ARTICLE VI

PRICES

6.1 General. The initial Unit Price for each Supplied Product sold by Producer to Purchaser shall be the Unit Production Cost as agreed upon by Producer and Purchaser (plus the Mark-Up Percentage), subject to adjustment or additions as set forth in Sections 6.2, 6.3, 6.4 or 17.3. Such prices do not include the charges provided for in Section 6.3 or 6.4, which shall be additional charges over and above the charges contemplated by this Section 6.1, as adjusted in accordance with Section 6.2.

6.2 Price Adjustments.

(a) In connection with Producer’s planning and budgeting process, and as part of the required review to determine the following year’s Production Cost Price Adjustment, Purchaser shall provide an annual operating plan (including unit volumes for each Supplied Product or Intermediate Supplied Product, by month and by code, based on agreed-upon target yield) with respect to the expected demand for each Supplied Product at each facility subject to this Agreement not later than July 31 of each Contract Year, with such annual operating plan covering the immediately following Contract Year. Based on such annual operating plan and using information available for the current year’s preliminary and estimated Production Costs, Producer shall provide Purchaser with an updated Unit Production Cost for each Supplied Product and Intermediate Supplied Product for the following Contract Year not later than September 30 of the year in which such annual operating plan is delivered. Purchaser and Producer shall cooperate with each other to review the annual operating plan data and assumptions, as well as the production cost data and estimates, in each case as are used to determine the updated Unit Production Cost, with good faith efforts used to resolve any open questions or issues related thereto in a timely fashion. If Purchaser disagrees with any updated Unit Production Cost, it shall provide Notice to Producer that it Disputes such amount within 30 days after receiving notice thereof, and the absence of any such Notice of Dispute shall be deemed to be agreement with such change; provided that, regardless of any Dispute, the amount of the updated Unit Production Cost shall become effective as if the amount had not been Disputed until such time as the Dispute is finally resolved. Any such increase or decrease in the Unit Production Cost shall take effect as of the first day of the Contract Year immediately following the Purchaser’s required delivery of the annual operating plan in accordance with this Section 6.2(a), with the new price for each Supplied Product or Intermediate Supplied Product to equal the Unit Production Cost of such Supplied Product or Intermediate Supplied Product for such Contract Year, plus (with respect to the Supplied Products) the Mark-Up Percentage (such adjustment to price, a “Production Cost Price Adjustment”). Producer shall use commercially reasonable efforts, consistent with its efforts with respect to its other business units, to mitigate any increase in the Unit Production Cost, subject to the limitations contained in this section.

(b) In addition to any annual Production Cost Price Adjustment, promptly (and in any event within 30 days) following the end of each calendar quarter, Producer shall in accordance with its ordinary course practices prepare and provide to Purchaser a report showing any (i) discards (including costs related thereto) of Purchaser Supplied Components or Invoiced Purchaser-Approved Materials related to expiration of such materials or components before filling, as compared to the amounts (if any) included in the determination of Unit Production

Cost (which will be the responsibility of Purchaser unless the expiration is the fault of Producer) and (ii) only with respect to production and supply pursuant hereunder with respect to the Joinder Agreements including the Vienna, Austria and Round Lake, Illinois manufacturing facilities, increases or decreases (including costs related thereto) in production volume actually ordered by Purchaser as compared to the amounts included (based on Purchaser’s annual operating plan provided pursuant to Section 6.2(a)) in the determination of Unit Production Costs, or any change in the mix of products actually ordered by Purchaser (including costs related thereto) as compared to the mix used (based on the Purchaser’s annual operating plan provided pursuant to Section 6.2(a)) in the determination of Unit Production Cost, in each case for purposes of this clause (ii) only with respect to absorption of overhead included in Production Cost. Any cost variance for absorption of overhead related to increases or decreases in production or changes in product mix (plus the Mark-Up Percentage attributable to such variance) at the facilities covered by the immediately preceding clause (ii) shall be paid by Purchaser to Producer (in the case of an increase in cost versus the Unit Production Cost) or be credited by Producer to Purchaser (in the case of a decrease in cost versus the Unit Production Cost), together with any amounts required to be reimbursed or credited pursuant to Section 6.5 with respect to fully discarded Batches. Payments and credits pursuant to this Section 6.2 shall be made in accordance with the same payment terms as apply to invoices issued hereunder (with credits against future invoices being applied as promptly as possible in subsequent invoices). If there are not sufficient invoices against which credits may be applied in the one-year period following such credit becoming due (or, if earlier, as of the date the final invoice is issued under this Agreement with respect to the applicable Joinder Agreement), then Producer shall promptly pay to Purchaser the amount that would have otherwise been credited hereunder. Purchaser and Producer shall cooperate with each other to review the quarterly variance reports, with good faith efforts used to resolve any open questions or issues related thereto in a timely fashion. If Purchaser disagrees with any payment or credit required by such report, it shall provide Notice to Producer that it Disputes such amount within 30 days after receiving notice thereof, and the absence of any such Notice of Dispute shall be deemed to be agreement with such report; provided that, until such Dispute is finally resolved, the payment or credit otherwise required therein shall be deferred.

6.3 Taxes. Prices and other charges in respect of this Agreement do not, and any adjusted prices pursuant to Section 6.2 shall not, include sales, use, excise, occupation, privilege, value-added or similar taxes. Purchaser shall pay, or reimburse Producer for (in each case, for the avoidance of doubt, in addition to the applicable purchase price), the gross amount of any present or future sales, use, excise, occupation, privilege, value-added or other similar tax (excluding any tax on net income, corporate franchise tax or fee or any similar tax or fee) applicable to the sale or furnishing of any Supplied Products, Intermediate Supplied Products or Invoiced Purchaser-Approved Materials to Purchaser. Purchaser shall be responsible for the payment of all duties, tariffs, value-added taxes, and other taxes and charges payable on the exportation or importation of the Supplied Products, Intermediate Supplied Products or Invoiced Purchaser-Approved Materials.

6.4 Pass-Through Expenses. The Parties agree to cooperate and use commercially reasonable efforts to obtain any necessary Consents required under any existing Contract with a Third Party to allow Producer to perform its obligations hereunder; provided that Producer and its Affiliates shall not be required to pay any fee or other amount in respect of any such Consent.

Any costs and expenses incurred by any Party in connection with obtaining any such Consent that is required to allow Producer to perform its obligations hereunder shall be borne by Purchaser; provided that no such costs or expenses shall be payable by Purchaser unless approved in advance in writing by Purchaser.

6.5 Discard Adjustments.

(a) Producer shall notify Purchaser of any fully discarded Batches of Supplied Products or Intermediate Supplied Products during the term of this Agreement as part of the quarterly report delivered in accordance with Section 6.2(b), including a statement of whether the fully discarded Batch was the fault of Producer or any of its Affiliates or as a result of issues with Purchaser Supplied Components or Invoiced Purchaser-Approved Materials that were not caused by Producer or any of its Affiliates (including the reasons and rationale for such determination and accompanied all relevant detail used in reaching such conclusion).

(b) If there are any fully discarded Batches of Supplied Products or Intermediate Supplied Products that are not identified in the notice of such fully discarded Batch as being the fault of Producer or any of its Affiliates or Subcontractors, then Producer shall cooperate with Purchaser in its review of each such notice and event. Any portion of the notice for which Purchaser does not provide a written Notice of Dispute within 30 days after Producer has provided such notice of such report shall be deemed final and shall not be subject to Dispute. If Purchaser Disputes any portion of such Notice, the Dispute shall be managed in accordance with Section 16.1.

(c) Producer and Purchaser may agree in writing from time to time to allocate liability or responsibility for fully discarded Batches in a manner determined by them.

6.6 Audit. In the event of any Production Cost Price Adjustment or other price increase or credit pursuant to Section 6.2 with respect to any Supplied Product or Intermediate Supplied Product, Purchaser may perform an audit of Producer’s records directly associated with such Production Cost Price Adjustment or other increase or credit, if notice of such audit is provided within three months after the Production Cost Price Adjustment or other increase has become effective (or, in the case of quarterly payments or credit based on variance from Unit Production Cost, within three months after notice of such increase or credit is delivered to Purchaser). Purchaser may use independent auditors, who may participate fully in such audit. If an audit is proposed with respect to information which Producer wishes not to disclose to Purchaser (“Restricted Information”), then on the written demand of Producer, the individuals conducting the audit with respect to Restricted Information will be limited to the independent auditors of Purchaser. Such independent auditors shall enter into an agreement with the parties under which such independent auditors shall agree to maintain the confidentiality of the information obtained during the course of such audit (including an agreement to not share such information with Purchaser) and establishing what information such auditors will be permitted to disclose to report the results of any audit of Restricted Information to the party requesting the audit. Any such audit shall be conducted during regular business hours and in a manner that does not interfere unreasonably with Producer’s operations. Each audit shall begin upon the date specified in a Notice given by Purchaser to Producer a minimum of 30 days prior to the commencement of the audit; provided that, if the date so specified shall conflict with a regulatory inspection or audit, plant shutdown or other similar event, the parties shall cooperate to establish a mutually agreeable commencement date. Such audit shall be performed diligently and in good faith and shall be completed within 30 days of the commencement thereof; provided that, to the extent that Purchaser’s compliance with such timeframe for completion is not feasible due to Producer’s failure to provide timely access to documentation reasonably requested by Purchaser in connection with such audit, such 30 day period shall be extended as reasonably necessary. Any undisputed overpayment or underpayment of amounts due under this Agreement determined by this Section 6.6 shall be due and payable to the other party by the party owing such amount within thirty (30) days after notice of such audit finding. Purchaser shall bear the full cost of such audit unless in the event that any audit performed hereunder results in a decrease of five percent (5%) or more in any amount due Producer hereunder, then Producer shall be obligated to pay the out-of-pocket audit costs paid to any Third Party auditor engaged to conduct such audit up to a maximum amount of $250,000; provided that any such Third Party auditor’s fees shall have been on an hourly or flat fee basis without a contingency or other performance or bonus fee. In the event Producer bears any audit costs hereunder, such costs shall not be incorporated into the calculations for the Production Cost.

ARTICLE VII

INVOICING AND PAYMENTS

7.1 Invoicing. Producer will submit or cause to be submitted to Purchaser for payment invoices of amounts due under this Agreement upon Producer’s release of the applicable Supplied Products (which invoice shall not, for the avoidance of doubt, be delayed pending Purchaser’s release of such Supplied Products following its review of the applicable release document provided by Producer) or as otherwise set forth herein (including with respect to Invoiced Purchaser-Approved Materials and Intermediate Supplied Products); provided that, for the avoidance of doubt, Producer’s release of conformance Batches (as opposed to commercial Batches) shall occur when Producer determines that all conformance Batch deliverables are met. At Producer’s option, separate invoices may be submitted (on different periodic schedules) by its separate divisions or Affiliates or with respect to individual Production Facilities, or Producer may combine the invoices of one or more of such divisions, Affiliates or Production Facilities. The invoices will specify the Supplied Products provided (or, as applicable Invoiced Purchaser-Approved Materials ordered or Intermediate Supplied Products manufactured) and will contain or be followed by such other supporting detail as Purchaser may from time to time reasonably request.

7.2 Payment. Purchaser will pay or cause its Affiliates to pay all amounts due pursuant to this Agreement within 60 days after the date of delivery of each such payment invoice of amounts due hereunder.

7.3 Overdue Payments. If any amounts due hereunder have not been received by the due date, such overdue amounts shall bear interest from the due date at the rate of 5% per year (or the highest amount permitted by Law, if lower), or portion thereof, until received.

7.4 Applicable Currency. All invoices issued pursuant to this Agreement shall be expressed in terms of, and payments made pursuant to this Agreement shall be made in, the local currency of the applicable Production Facility of Producer.

7.5 No Acknowledgement. Neither payments made by Purchaser nor the acceptance of payments by Producer in an amount less than the amount shown on any invoice from Producer shall be construed as an acceptance or agreement with the amount so stated or the amount received. Either party may recover from the other the amount of any overpayment or underpayment. Without limiting the generality of the foregoing, Producer may supplement any invoice it renders to Purchaser hereunder for less than the full amount to which it is entitled.

ARTICLE VIII

WARRANTIES; REMEDIES; LIMITATION ON LIABILITY

8.1 Producer Warranties.

(a) Producer covenants and agrees that each Supplied Product delivered to Purchaser hereunder will at the time of delivery (i) conform with the Specifications applicable to such Supplied Product (except to the extent any Purchaser Supplied Components result in such Supplied Product not conforming with Specifications) and (ii) have been manufactured, processed, labeled, packaged, stored and held in compliance with cGMP and in accordance with the Quality Agreement.

(b) Producer covenants and agrees that all Supplied Products shall, upon Producer’s notice of its release of the Supplied Products to Purchaser, have the minimum remaining shelf life agreed in writing by Producer and Purchaser in writing from time to time; provided that any failure to satisfy this Section 8.1(b) that is the fault of Purchaser (for example, as a result of Purchaser providing Purchaser-Supplied Components that are not reasonably able to be used in a timely fashion to satisfy this Section 8.1(b) or approving the purchase of Purchaser-Approved Materials that are not reasonably able to be used in a timely fashion to satisfy this Section 8.1(b)) shall not be deemed to be in breach of this Section 8.1(b).

(c) Producer covenants and agrees that (i) all equipment, tooling and molds utilized in the manufacture and supply of Supplied Products hereunder by Producer, during the Term of this Agreement, be maintained in good operating condition and shall be maintained and operated in accordance with all applicable Laws, including cGMPs and (ii) Producer shall perform all of its obligations under this Agreement in full compliance with all applicable Laws. Producer covenants and agrees that it shall hold during the Term of this Agreement all licenses, permits and similar authorizations required by any Governmental Authority for Producer to perform its obligations under this Agreement.

(d) Baxter (in the event that Baxter is an Affiliate of Producer) or Baxalta (in the event that Baxalta is an Affiliate of Producer) represents and warrants that such Party and the Producer (i) are each duly organized, validly existing and in good standing under the laws of their applicable jurisdiction of organization, (ii) have power and authority necessary to conduct their respective businesses as currently being conducted and as contemplated herein, (iii) have power and authority to make, deliver and perform its obligations under this Agreement and have taken all necessary action to authorize the execution, delivery and performance of this Agreement, (iv) have duly executed and delivered this Agreement and each applicable Joinder Agreement, and such Agreement (including the applicable Joinder Agreement and any other written agreement with respect hereto) constitutes the legal, valid and binding obligation of them and is enforceable in accordance with its terms and does not require the consent of, authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any Joinder Agreement or other written agreement with respect hereto.

8.2 Disclaimer. The covenants, agreements, representations and warranties of Producer and Purchaser (and their respective Affiliates) set forth in this Article VIII shall be continuing and shall be binding upon each of them and their successors and assigns and shall inure to the benefit of the other Parties and their successors and assigns. The covenants, agreements, representations and warranties provided by this Article VIII shall not apply to any defect or non-conformity with Specifications caused by the abuse, alteration or modification of the Supplied Products by the Purchaser or any Third Party. THE COVENANTS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES EXPRESSLY AND SPECIFICALLY PROVIDED BY PRODUCER AND ITS AFFILIATES IN THIS AGREEMENT ARE THE SOLE COVENANTS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES OF PRODUCER AND ITS AFFILIATES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. NO OTHER COVENANTS, AGREEMENTS, REPRESENTATIONS OR WARRANTIES ARE PROVIDED WITH RESPECT TO THE SUPPLIED PRODUCTS AND THE COVENANTS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES EXPRESSLY AND SPECIFICALLY MADE IN THIS AGREEMENT ARE MADE IN LIEU OF ANY AND ALL OTHER COVENANTS, AGREEMENTS, WARRANTIES, REPRESENTATIONS AND GUARANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES AS TO QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; PROVIDED, HOWEVER, THAT THE LIMITATIONS SET FORTH IN THIS SECTION 8.2 SHALL NOT NEGATE OR OTHERWISE AFFECT ANY COVENANT, AGREEMENT, REPRESENTATION OR WARRANTY THAT ANY PARTY MAY HAVE EXPRESSLY AND SPECIFICALLY MADE UNDER THE SEPARATION AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT.

8.3 Remedy For Breach. In the event of any failure to comply with Sections 8.1(a) or 8.1(b) (any Supplied Products provided in breach of such Sections, “Non-Complying Products”), the Purchaser or any other Indemnitee shall (in addition to any other remedy available hereunder), at Purchaser’s option, either (a) require Producer to, at its option, promptly repair or replace the Non-Complying Products with Supplied Products that comply with such warranties at no additional cost to Purchaser (in which case Producer shall bear the cost of all associated transportation and/or disposal charges) or (b) receive a full credit for the purchase price of all Non-Complying Products (plus Purchaser’s cost of any Purchaser Supplied Components and Intermediate Supplied Products, including the shipping costs with respect thereto, included in such Non-Complying Products) against current invoices payable by Purchaser to Producer under this Agreement (if no invoices are currently payable by Purchaser to Producer, Producer promptly shall issue a refund to Purchaser of the amount of any such credit by wire transfer of immediately available funds to a bank account as specified by Purchaser). Notwithstanding anything to the contrary in this Agreement (including any limitations on liability), Producer shall also be obligated for all transportation and disposal costs associated with any Non-Complying Products.

8.4 Limitation on Liability. Notwithstanding any other provision of this Agreement to the contrary:

(a) The Liabilities of Producer and its Affiliates and Representatives, collectively, under this Agreement for any act or failure to act in connection herewith (including the performance or breach of this Agreement), whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, shall not exceed the amount of payments received by the Producer (and not previously paid back as a Liability hereunder) in respect of the family of Supplied Products for which the Liability arises hereunder in the twelve months immediately prior to the date on which the Producer’s (or its applicable Affiliate’s or Representative’s) action or inaction (or, prior to the one-year anniversary of this Agreement if such action or inaction occurs during the first year of this Agreement) giving rise to the Liability arises or occurs. Notwithstanding the foregoing limitations set forth in this Section 8.4, if any issue for cause of Liability hereunder (i) impacts the Purchaser and its Affiliates in a manner that is disproportionate to the effect on the Producer and its Affiliates or (ii) demonstrates that the Producer and its Affiliates are not acting with the same level of care as they would for their own business at such facility or other facilities on which the Producer relies in a manner similar to the Purchaser’s reliance on such production), then the Producer’s Liability shall be limited to two-thirds (66.66%) of the indemnifiable Liabilities related thereto (with the Purchaser responsible for the other one-third (33.33%)).

(b) Notwithstanding anything to the contrary contained in the Separation Agreement or this Agreement, in no event shall any Party have any Liability to the other (including under Article XI) for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach hereof); provided that (i) such limitation with respect to lost revenue, income or profits shall not limit any Party’s right to indemnification in accordance with this Agreement with respect to Liabilities that are the direct, proximate and reasonably foreseeable result of the breach of any representation, warranty, covenant or agreement in this Agreement by the other party or its Affiliates and (ii) subject to the other limitations herein, each Party and its Affiliates shall be entitled to indemnification, to the extent otherwise provided in this Agreement, with respect to all elements of any claim for damages asserted against such party or any of its Affiliates by any unaffiliated Third Party.

(c) The limitations in Section 8.4(a) shall not apply in respect of any Liability arising out of or in connection with the gross negligence, willful misconduct, or fraud of or by the Party to be charged.

8.5 Purchaser Warranties.

(a) Purchaser covenants and agrees that the Purchaser Supplied Components, as furnished to Producer under this Agreement, shall be used, handled or stored in accordance with the Specifications, all applicable Laws, and the Quality Agreement and shall conform to the applicable specifications for such Purchaser Supplied Components

(b) Purchaser covenants and agrees that the Supplied Products as manufactured in accordance with the Specifications and cGMPs will comply with all applicable Laws and will not (excluding any Producer Products) infringe or otherwise violate the Intellectual Property of any Person.

(c) Baxter (in the event that Baxter is an Affiliate of Purchaser) or Baxalta (in the event that Baxalta is an Affiliate of Purchaser) represents and warrants that such Party and the Purchaser (i) are each duly organized, validly existing and in good standing under the laws of their applicable jurisdiction of organization, (ii) have power and authority necessary to conduct their respective businesses as currently being conducted and as contemplated herein, (iii) have power and authority to make, deliver and perform its obligations under this Agreement and have taken all necessary action to authorize the execution, delivery and performance of this Agreement, (iv) have duly executed and delivered this Agreement and each applicable Joinder Agreement or other written agreement with respect hereto, and such Agreement (including the applicable Joinder Agreement or other written agreement) constitutes the legal, valid and binding obligation of them and is enforceable in accordance with its terms and does not require the consent of, authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any Joinder Agreement or other written agreement with respect hereto.

ARTICLE IX

REVIEW MEETINGS

9.1 Steering Committee. Producer and Purchaser each shall designate in writing to the other one or more representatives to act as a contact person with respect to all issues relating to the provisions of this Agreement and shall designate any additional individuals to serve as its representatives pursuant to this Section 9.1. Such representatives (together, the “Steering Committee”) shall hold review meetings by telephone or in person, as mutually agreed upon, once per month for the first six months following the date of this Agreement, and once per quarter thereafter until the termination of this Agreement (unless otherwise mutually agreed by the Parties in writing), to discuss issues relating to this Agreement (each, a “Review Meeting”). The Steering Committee shall consist of an equal number of members from Baxter and Baxalta at all times. All decisions by the Steering Committee shall be effective only if mutually agreed be a majority of the Steering Committee, which must include at least one member of the Steering Committee designated by each of Baxter and Baxalta. In the Review Meetings, such representatives shall (a) hold general business discussions relating to, without limitation, development and potential improvements in connection with the manufacture of the Supplied Products and (b) discuss any problems identified relating to the manufacture of Supplied Products.

ARTICLE X

TERMINATION

10.1 Normal Termination of Agreement. This Agreement (or any Joinder Agreement or portion thereof) shall terminate when the Initial Term and any other Renewal Terms for each Supplied Product covered thereby shall have expired without renewal. Purchaser shall have the right to terminate any Joinder Agreement by giving at least 12 months’ Notice to Producer specifying the effective date of such termination.

10.2 Other Terminations; Consequences of Termination

(a) In the event that either Baxter or Baxalta (the “Insolvent Party”): (i) becomes insolvent, or institutes or has instituted against it a petition for bankruptcy or is adjudicated bankrupt, (ii) executes a bill of sale, deed of trust, or a general assignment for the benefit of creditors, (iii) is dissolved or transfers a substantial portion of its assets to a Third Party or (iv) has a receiver appointed for the benefit of its creditors, or has a receiver appointed on account of insolvency, then the Insolvent Party shall immediately notify the other of such event and such other Party shall be entitled to: (A) terminate this Agreement or any or all Joinder Agreements for cause immediately upon written notice to the Insolvent Party or (B) request that the Insolvent Party or its successor provide adequate assurances of continued and future performance in form and substance acceptable to such other Party, which shall be provided by the Insolvent Party within ten (10) calendar days of such request, and the other Party may terminate this Agreement or any or all Joinder Agreements for cause immediately upon written notice to the Insolvent Party in the event that the Insolvent Party fails to provide such assurances acceptable to the other Party within such ten (10) day period.

(b) Either Baxter or Baxalta may terminate the applicable Joinder Agreement for cause immediately upon written notice to the other in the event that such other Party (or its Affiliated Producer or Purchaser that is a party to such Joinder Agreement) fails to perform or comply with any material obligation or requirement under such Joinder Agreement, through no fault of the Party (or its Affiliates) initiating such termination, that remains uncured for sixty (60) calendar days following written notice to such Party of such breach.

(c) Producer shall promptly following termination with respect to any Supplied Product transfer to Purchaser possession (except to the extent of any Dedicated Equipment that by its nature is not movable property) of (i) the Dedicated Equipment for which Purchaser has elected to take physical possession pursuant to Section 2.15, together with any additional machinery, equipment or other fixed assets located at any Production Facility or Subcontractor Facility and associated with such Supplied Product that were directly and expressly paid for by Purchaser (or that are owned by Producer and used exclusively in the production of Supplied Products to the extent Purchaser pays Producer the cost thereof within 30 days of such termination) pursuant to this Agreement (unless and until such Dedicated Equipment or other machinery, equipment or fixed assets continue to be used or necessary for the production or supply of other continuing Supplied Products), and (ii) all technical information to the extent relating to the operation or use of such Dedicated Equipment or other machinery, equipment or fixed assets for which possession and ownership is transferred to Purchaser, or the manufacturing and quality testing of such Purchaser Products to the extent relating to such Dedicated Equipment or other machinery, equipment or fixed assets for which possession and ownership is transferred to Purchaser (including, without limitation, standard operating materials, preventive maintenance schedules, maintenance logs, technical manuals, SOPs for quality assurance and quality control, supplier information and validation and verification information); provided that this Section 10.2(c) shall not be deemed to require Producer to transfer any rights with respect to Patents, Trademarks or Other Intellectual Property

(other than information related solely to Purchaser and its businesses). Producer shall provide to Purchaser reasonable access to the technical experts employed by Producer and any contractors that service such Dedicated Equipment or other machinery, equipment or fixed assets for which possession and ownership is transferred to Purchaser, as applicable, to assist, consult and cooperate with technical personnel of Purchaser or its manufacturing sublicensee in connection with such transfer. In addition, Producer shall cooperate with Purchaser to promptly provide to Purchaser (at Purchaser’s cost) all information required for the transfer to the Purchaser of the product licenses for the Purchaser Products or required to permit Purchaser to operate such Dedicated Equipment or other machinery, equipment or fixed assets for which possession and ownership is transferred to Purchaser in compliance with applicable regulatory requirements. Producer shall provide such assistance to Purchaser for a charge per Producer employee equal to the proportionate share of such employee’s fully-burdened salary and benefits (including fringe benefits) in effect from time to time plus reasonable out-of-pocket travel and travel related costs and expenses.

(d) Following the expiration or termination without renewal of the Initial Term or any Renewal Term with respect to the applicable Supplied Product, Producer shall, or shall cause its subcontractors to, disassemble, crate and remove from the Production Facilities or Subcontractor Facilities all of the machinery, equipment and other fixed assets (including any transferring Dedicated Equipment) to be transferred to Purchaser pursuant to Section 10.2(c); provided that Purchaser may directly undertake the retention of a Third Party selected by it to complete such actions, subject to Producer’s consent. Such disassembly, crating and removal shall be conducted in a manner that is not unreasonably disruptive to, and does not impose unreasonable burdens upon, Producer, its subcontractors or any of their other operations at the Production Facilities or the Subcontractor Facilities. Producer shall provide a written estimate of the cost of (i) such disassembly, crating and removal, (ii) the disconnection of any and all electrical, air piping, conduits, dust collecting ducts and any other connections to the machinery, equipment and other fixed assets (including the transferring Dedicated Equipment) to be transferred to Purchaser in a manner which preserves in all material respects the integrity of the Production Facilities’ or Subcontractor Facilities’ structure and fixtures, and (iii) the restoration of the Production Facilities or Subcontractor Facilities to a “four wall” condition, including any damage to the Production Facilities or Subcontractor Facilities which, despite the exercise of reasonable care by Producer or such subcontractor, was caused by or resulted from the removal of the machinery, equipment and other fixed assets (including the transferring Dedicated Equipment) to be transferred to Purchaser as contemplated by this Section 10.2(d), and Purchaser shall reimburse Producer or the applicable subcontractor, by wire transfer of immediately available funds to a bank account as specified by Producer or such subcontractor promptly upon request therefor, for all reasonable, out-of-pocket costs and expenses incurred by Producer in connection with the same. Purchaser shall be responsible for arranging for all transportation of such machinery, equipment and other fixed assets (including the transferring Dedicated Equipment) being transferred to Purchaser and for the timely application in its own name for any required export license, import license, exchange permit or any other governmental authorization required to transfer such machinery, equipment and other fixed assets (including the transferring Dedicated Equipment) from a Production Facility or Subcontractor Facility to Purchaser’s location. Producer shall not be responsible or liable if any government authorization is delayed, denied, revoked, restricted or not renewed for any reason whatsoever. Producer shall have no responsibility for installing or validating any such machinery, equipment and other fixed assets

(including the transferring Dedicated Equipment) at a new location, except to the extent of Producer’s Technical Support obligations pursuant to Section 10.3 or as otherwise specifically agreed by Producer and Purchaser in writing from time to time. IN ADDITION, ALL SUCH TRANSFERRING MACHINERY, EQUIPMENT AND OTHER FIXED ASSETS (INCLUDING THE TRANSFERRING DEDICATED EQUIPMENT) IS BEING TRANSFERRED TO PURCHASER ON AN “AS IS, WHERE IS” BASIS, AND PRODUCER AND ITS AFFILIATES DISCLAIM ALL WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. In addition to the foregoing, Producer shall provide the following additional support to assist Purchaser in its transition of Purchaser Products, and such transferring machinery, equipment and other fixed assets (including the transferring Dedicated Equipment) to the locations designated by Purchaser:

(i) Producer and Purchaser shall consult regarding the building of inventory of Supplied Products to levels greater than as necessary to meet Purchaser’s Firm Orders prior to the move, and Producer shall use commercially reasonable efforts to build mutually agreed levels of such inventory (which, as with Firm Orders, will be invoiced by Producer upon its release of the applicable Supplied Products) as reasonably requested by Purchaser to support Purchaser’s customer requirements during the anticipated transition period; provided that Purchaser shall be responsible and shall reimburse Producer for all extraordinary costs and expenses incurred by Producer in connection with such inventory build, including overtime, bonuses in connection with special runs, expediting charges or other increased or extraordinary costs of obtaining raw materials or components from Third Parties, as well as all transportation, warehousing and similar costs; provided further that an estimate of extraordinary costs and expenses shall be provided in good faith to the other Party for its approval in advance of incurring such costs and expenses (which approval may be either general or with respect to specific expenditures), with Producer having no obligations pursuant to incur such costs and expenses if not approved by the other Party (and any failure to perform as a result of not incurring such costs and expenses shall not be deemed a breach by Producer or its Affiliates of this Agreement);

(ii) Producer shall provide reasonable levels of consultation and assistance to Purchaser in connection with the installation, debugging and achievement of “first of code” production of the transferred machinery, equipment and other fixed assets (including the transferring Dedicated Equipment) at such locations as designated by Purchaser, subject to Purchaser having available sufficient resources to manage the installation, debugging and validation of the transferred Purchaser Product, including adequately trained permanent and temporary personnel; and

(iii) additional consultation and assistance shall be considered by the Steering Committee and shall be subject to the availability of resources.

Producer shall provide such assistance to Purchaser for a charge per Producer employee equal to the proportionate share of such employee’s fully-burdened salary and benefits (including fringe benefits) in effect from time to time plus reasonable out-of-pocket travel and travel related costs and expenses. Notwithstanding the foregoing, Purchaser shall not be required to pay the fully-burdened salary and benefits of any employee fully dedicated to the production of any Purchaser Products to the extent such amounts are included in the Production Cost.

(e) Upon the termination or expiration of any Joinder Agreement (or of the requirement to provide any Supplied Product pursuant to any Joinder Agreement), Purchaser will purchase at cost all raw materials, components, labeling or packaging or other inventories held by Producer in the ordinary course of manufacturing or supplying the Supplied Products, including any unique materials used to support production for Purchaser, and any works in process related to any Supplied Products; provided that Producer uses its commercially reasonable efforts to reduce or exhaust existing stocks of all such materials or inventories prior to the date of expiration or termination. All delivery, removal and transportation costs incurred in connection with this Section 10.2(e) shall be borne by Purchaser except in the event Purchaser terminates any such Joinder Agreement pursuant to Sections 10.2(a) or 10.2(b), in which case all such reasonable costs shall be borne by Producer to the extent such costs are in excess of the amount that would have been incurred for similar delivery, removal or transportation had the Joinder Agreement expired at the end of the then-current term.

(f) Producer will use commercially reasonable efforts at Purchaser’s cost to cooperate with any reasonable alternative method of delivery, disposal or removal of such machinery, equipment and other fixed assets described in Sections 10.2(c) or 10.2(d) to the extent proposed by Purchaser, so long as such method may be promptly undertaken and is not unreasonably disruptive to Producer (and so long as such method is not in conflict with any other requirement related to such machinery, equipment and fixed assets, including restrictions set forth herein or in any Ancillary Agreement).

(g) To the extent of any conflict between this Section 10.2 or Section 10.3 and any specific limitation or provision with respect to such transferring machinery, equipment (including any transferring Dedicated Equipment) or fixed assets pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement (including, for the avoidance of doubt, limitations on the use of certain technology or the physical location of any machinery, equipment or fixed assets), then such limitations or provisions otherwise set forth in this Agreement, the Separation Agreement or any Ancillary Agreement shall prevail.

(h) If prior to the end of the Initial Term, this Agreement (or any Joinder Agreement) is terminated pursuant to the last sentence of Section 10.1, or due to the breach or insolvency of the other Party pursuant to Section 10.2(a) or 10.2(b), Purchaser shall continue to be responsible for a portion of the shared overhead (excluding, for the avoidance of doubt, any direct overhead) that was applicable under the terminated Joinder Agreement (or in connection with any other written agreement entered into with respect to such Joinder Agreement) as of the time of termination for up to three years after the termination (but in no case for any period that extends beyond the end of the Initial Term) only as follows:

(i) In the initial 12-month period after such termination (but, for the avoidance of doubt, expiring at the end of the originally scheduled Initial Term), Purchaser shall be responsible for 75% of the shared overhead for which it would have been responsible had such termination not occurred;

(ii) In the second 12-month period after such termination (but, for the avoidance of doubt, expiring at the end of the originally scheduled Initial Term), Purchaser shall be responsible for 50% of the shared overhead for which it would have been responsible had such termination not occurred; and

(iii) In the third 12-month period after such termination (but, for the avoidance of doubt, expiring at the end of the originally scheduled Initial Term), Purchaser shall be responsible for 25% of the shared overhead for which it would have been responsible had such termination not occurred.

10.3 Transitional Support.

(a) Upon or within a mutually agreed time period prior to the expiration or termination of the Term of any Joinder Agreement (or such earlier time as may be requested by Purchaser), with respect to each family of Purchaser Products provided pursuant to such Joinder Agreement, Producer shall provide reasonable technical support to Purchaser, as set forth in this Section 10.3, to assist Purchaser in the technology transfer of production of such Purchaser Products to either one (1) facility of Purchaser or one (1) facility of an alternative source of supply (which shall not in any case be a Prohibited Person) as designated by Purchaser (“Technical Support,” and such facility, the “Receiving Site”); provided that this Section 10.3 shall not be deemed to require Producer to transfer any rights with respect to Patents, Trademarks or Other Intellectual Property (other than information related solely to Purchaser and its businesses); provided further that, to the extent any written agreement between Producer and Purchaser with respect to any Joinder Agreement sets forth a number of hours of Producer’s time or other requirements (or limitations) with respect to the Technical Support obligations described herein, such requirements or limitations shall supersede any more general requirements described in this Section 10.3 with respect to the same subject matter. Such reasonable Technical Support shall consist of:

(i) Supplying a technical package to facilitate the transfer of all relevant manufacturing information to the Receiving Site, including formulation descriptions, manufacturing instructions, specifications, methods and material supplier information, as applicable, except for any information that is (A) Sensitive Producer Technology or (B) subject to confidentiality obligations owing to a Third Party other than Purchaser or its Affiliates;

(ii) Hosting one (1) site visit to the Producer’s Facility by the Purchaser or such designated alternative source supplier to observe production of the applicable Purchaser Products (such that, for clarity, no more than one (1) such site visit shall occur for such family of Purchaser Products), in each case at a mutually agreed date and time during Producer’s normal operating hours and subject to such confidentiality procedures or requirements as may be requested or implemented by Producer, provided that (A) the request for each such visit shall be made so as to allow for sufficient advance preparation time and can be accommodated in the requested timeframe without interruption to Producer’s routine production, (B) such visit shall not include access to Sensitive Producer Technology and (C) additional visits shall be permitted upon reasonable request of Purchaser, so long as such visits do not disrupt the ordinary course operations of Producer’s other businesses;

(iii) Performing high-level consultation and answering queries for Purchaser through the transfer process; and

(iv) Providing Purchaser Product samples required for transfer activities, in each case of clauses (i)-(iv) at the expense of Purchaser.

(b) Purchaser or such designated alternative source supplier shall be responsible for providing leadership of any technology transfer from Producer. For the avoidance of doubt, Purchaser or such designated alternative source supplier shall be solely responsible (subject in any case to the limitations described herein, including in Section 10.3(a), with respect to the scope of the Technical Support) for identifying any and all Technical Support that is required from Producer to assure such technology transfer is successful.

(c) The Parties shall reasonably cooperate and mutually agree to facilitate the provision of any additional reasonable Technical Support with respect to the applicable Purchaser Product to Purchaser or such designated alternative source supplier, including assistance through the transfer process, Producer personnel visits to the Receiving Site, and training and troubleshooting during the Receiving Site’s first production run of the Purchaser Product, in each case as and to the extent agreed by Producer in each instance (and subject to Section 10.3(f)).

(d) Producer shall have the right to prioritize its own projects and activities over any Technical Support hereunder with respect to staffing, production activities and other resources or obligations. In addition, Producer shall have no obligation to hire or retain any individuals or make any capital expenditures in connection with the Technical Support, and Producer’s obligation to provide Technical Support is contingent upon the continued employment by Producer of those individuals capable of providing such Technical Support. If any Producer personnel involved in providing the Technical Support to Purchaser hereunder is hired by Purchaser or any of its Affiliates, Producer’s obligation to provide any portion of the Technical Support under this Agreement that was previously provided by such Producer personnel shall terminate and be of no further force or effect (without limiting any applicable non-solicitation obligations of Purchaser pursuant to the Separation Agreement or any other Ancillary Agreement).

(e) Purchaser shall be solely responsible for any and all regulatory or other Governmental Authority requirements, activities and related costs and expenses that arise in conjunction with any Technical Support, technology transfer of production or production of each Purchaser Product to or at the Receiving Site. These activities may also include, but are not limited to, creation of additional data or technical information, analytical method modifications or other work of a technical nature required to support regulatory queries or contemporary standards and guidelines driven by the manufacturing transfer.

(f) Except in the event of termination of this Agreement by Purchaser or its Affiliates pursuant to Sections 10.2(a) or 10.2(b), Purchaser shall be responsible for, and shall promptly reimburse Producer upon Producer’s written request for, any and all out-of-pocket costs and expenses incurred by or on behalf of Producer in connection with any Technical Support under this Agreement, as well as Producer’s time (charged at then-current staff rates).

(g) With respect to each Purchaser Product, Producer shall provide to Purchaser, in connection with the Technical Support or reasonably promptly following Purchaser’s written request therefor following termination of the applicable Joinder Agreement, such analytical books and records (including with respect to methods) in Producer’s possession or control that are required in connection with disclosures to any applicable Governmental Authority to qualify the applicable Producer Product for release testing to meet the then-current applicable Marketing Authorization, in each case in accordance with Section 15.1.

(h) Notwithstanding anything to the contrary herein, except as expressly provided in Section 10.3(g), Producer shall have no obligation to disclose, license or otherwise provide confidential or proprietary information of Producer or any Third Party, including any Sensitive Producer Technology, in connection with this Agreement or any Technical Support or technology transfer therein.

ARTICLE XI

INDEMNITY

11.1 Producer’s Obligation. Each Baxter Indemnifying Party (to the extent Producer is Baxter or an Affiliate of Baxter) or Baxalta Indemnifying Party (to the extent Producer is Baxalta or an Affiliate of Baxalta) agrees to indemnify and hold harmless either the Baxter Indemnitees (in the case of a Baxalta Indemnifying Party) or the Baxalta Indemnitees (in the case of a Baxter Indemnifying Party) from and against, and in respect of, any and all Liabilities incurred by any of the Baxter Indemnitees (in the case of a Baxalta Indemnifying Party) or Baxalta Indemnitees (in the case of a Baxter Indemnifying Party) that arise out of, relate to, or result from:

(a) any failure by it or any of its Affiliates to comply in any respect with any of the covenants, agreements, representations or warranties set forth in Section 8.1; or

(b) any actual or alleged infringement, misappropriation or violation of the patent, copyright, trademark or other proprietary rights of any Third Party by the Producer Products; or

(c) any breach by it or any of its Affiliates of its obligations under this Agreement;

provided, however, that this Section 11.1 shall not apply to any Liabilities to the extent that the Liability is within the scope of the indemnity obligations set forth in Section 11.2 below. Expenses shall be reimbursed or advanced when and as incurred promptly upon submission of statements by any Indemnitee to Producer.

11.2 Purchaser’s Obligation. Each Baxter Indemnifying Party (to the extent Purchaser is Baxter or an Affiliate of Baxter) or Baxalta Indemnifying Party (to the extent Purchaser is Baxalta or an Affiliate of Baxalta) agrees to indemnify and hold harmless either the

Baxter Indemnitees (in the case of a Baxalta Indemnifying Party) or the Baxalta Indemnitees (in the case of a Baxter Indemnifying Party) from and against, and in respect of, any and all Liabilities asserted against or incurred by any of the Indemnitees that arise out of, relate to or result from:

(a) any actual or alleged infringement, misappropriation or violation of the patent, copyright, trademark or other proprietary rights of any Third Party, arising out of the manufacture by Producer of Purchaser Products in accordance with the Specifications;

(b) any actual or alleged infringement, misappropriation or violation of the patent, copyright, trademark or other proprietary rights of any Third Party by the Purchaser Products;

(c) the development, manufacture, storage, promotion, marketing, distribution, sale or use of any Supplied Product;

(d) any failure of the Purchaser Supplied Components to comply in any material respect with the specifications therefor as provided in Section 2.7(b); or

(e) any breach by it or any of its Affiliates of its obligations under this Agreement;

provided, however, that this Section 11.2 shall not apply to any Liabilities to the extent that the Liability is within the scope of the indemnity obligations set forth in Section 11.1 above; and provided, further, that clause (c) shall not include (i) the development, manufacture, storage, promotion, marketing, distribution, sale or use by or on behalf of Producer of Producer Products or (ii) the manufacture or storage by or on behalf of Producer of Purchaser Products in material breach of the warranties contained in Section 8.1. Expenses shall be reimbursed or advanced when and as incurred promptly upon submission of statements by any Indemnitee to Purchaser.

11.3 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Insurance Proceeds and Other Amounts. The Parties intend that any Liability subject to indemnification or contribution pursuant to this Agreement: (i) shall be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability; (ii) shall not be increased to take into account any Tax costs incurred by the Indemnitee arising from any Indemnity Payments received from the Indemnifying Party (as defined below); and (iii) shall not be reduced to take into account any Tax benefit received by the Indemnitee arising from the incurrence or payment of any Indemnity Payment; provided that, in the event of any conflict between Sections 11.3(a)(ii) and 11.3(a)(iii), on the one hand, and any term or provision of the Tax Matters Agreement, on the other hand, the Tax Matters Agreement shall control. Accordingly, the amount which any Person against whom a claim is made for indemnification in accordance with this Agreement (an “Indemnifying Party”) is required to pay to any Indemnitee shall be reduced by any Insurance Proceeds or any other amounts theretofore actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an

Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b) Insurers and Other Third Parties Not Relieved. The Parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not be entitled to receive in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article XI. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Proceeding to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement.

11.4 Procedures for Indemnification of Third Party Claims.

(a) Notice of Claims. If an Indemnitee receives notice of the assertion or commencement by a Third Party of any Proceeding against the Indemnitee with respect to which the Indemnitee believes that Baxalta (in the case of a Baxter Indemnitee) or Baxter (in the case of a Baxalta Indemnitee) is obligated to provide indemnification to such Indemnitee pursuant to this Agreement (collectively, a “Third Party Claim”), such Indemnitee shall (if such notice is received following the Effective Date) give such Indemnifying Party Notice thereof within ten (10) days (or sooner if the nature of the Third Party Claim so requires) after becoming aware of such Third Party Claim. The Notice must describe the Third Party Claim in reasonable detail or, in the alternative, include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. Notwithstanding the foregoing, the failure of any Indemnitee to give the Notice as provided in this Section 11.4(a) shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give the Notice in accordance with this Section 11.4(a).

(b) Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third Party Claim (or, to the extent possible, only that portion of the Third Party Claim for which indemnification is sought). Within thirty (30) days after the receipt of a Notice from an Indemnitee in accordance with Section 11.4(a) (or sooner, if the nature of the Third Party Claim so requires), the

Indemnifying Party shall provide a Notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third Party Claim and specifying any reservations or exceptions to its defense. If an Indemnifying Party elects not to assume responsibility for defending any Third Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a Notice from an Indemnitee as provided in Section 11.4(a), then the Indemnitee that is the subject of such Third Party Claim shall be entitled to continue to conduct and control the defense of such Third Party Claim.

(c) Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred during the course of its defense of such Third Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a Notice from an Indemnitee as provided in Section 11.4(a), and the Indemnitee conducts and controls the defense of such Third Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third Party Claim.

(d) Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third Party Claim, or an Indemnifying Party that has failed to elect to defend any Third Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 11.4(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, subject to Sections 6.06 and 6.07 of the Separation Agreement (as if such Sections were included in this Agreement), each non-controlling Person shall cooperate with the Person entitled to conduct and control the defense of such Third Party Claim in such defense and make available to the controlling Person, at the non-controlling Person’s expense, all witnesses, information and materials in such Person’s possession or under such Person’s control relating thereto as are reasonably required by the controlling Person. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e) No Settlement. Except with respect to the Indemnitee if the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Party (or any Subsidiary thereof) may settle or compromise any Third Party Claim for which any Indemnitee is seeking to be indemnified hereunder without the prior written consent of the other non-Affiliate Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by any non-Affiliate Party and provides for a full, unconditional and irrevocable release of each other non-Affiliate Party from all Liability in connection with the Third Party Claim. The Parties hereby agree that if an Indemnitee presents the other non-Affiliate Party with a Notice containing a proposal to settle or compromise a Third Party Claim for which any Indemnitee is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party or other Indemnitee presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f) Pending Third Party Claims. The provisions of this Article XI shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claims brought or asserted after the Effective Date. There shall be no requirement under this Section 11.4 to give a Notice with respect to any Third Party Claims that exist as of the Effective Date.

11.5 Additional Matters.

(a) Timing of Payments. Indemnity Payments or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article XI shall be paid reasonably promptly (but in any event within sixty (60) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article XI) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such Indemnity Payments or contribution payments, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article XI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification or contribution hereunder.

(b) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such

Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d) Limitations on Subrogration Rights and Pursuit of Claims. Notwithstanding Sections 11.5(b) and 11.5(c), no Indemnifying Party shall have the right to pursue claims not directly available to it, or otherwise cause any Indemnitee to pursue any such claims, against Third Parties (other than insurance providers) with whom any Indemnitee (or Affiliate thereof) has a material commercial relationship, if such Indemnitee (or Affiliate thereof) determines in good faith that the pursuit of such claim would reasonably be expected to unreasonably disrupt or diminish the commercial relationship with such Third Party.

11.6 Right of Contribution.

(a) Contribution. If any right of indemnification contained in Section 11.1 or 11.2 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and its Subsidiaries, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Contribution Procedures. The provisions of Sections 11.3 through 11.9 shall govern any contribution claims.

11.7 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, its Subsidiaries or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, neutral mediator or administrative agency anywhere in the world, alleging that the provisions of this Article XI are void or unenforceable for any reason.

11.8 Sole Monetary Remedy. The remedies provided in this Article XI, together with any other monetary remedy, obligation or reimbursement expressly and specifically contemplated by this Agreement (including as set forth in Article VI, 8.3 and 10.3), shall be the sole monetary remedies available in respect of this Agreement.

11.9 Survival of Indemnities. The rights and obligations of each of the Parties and their respective Indemnitees under this Article XI shall survive (a) the sale or other transfer by either Party or any of its respective Subsidiaries of any assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of the assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its respective Subsidiaries.

ARTICLE XII

REGULATORY MATTERS

12.1 Producer’s Regulatory Responsibilities Regarding Supplied Products. At all times during the Term, Producer shall be solely responsible for maintaining the Production Facilities, equipment and processes used in producing the Supplied Products and in performing Producer’s other obligations under this Agreement.

12.2 Purchaser’s Regulatory Responsibilities Regarding Purchaser Products. Except as specifically stated otherwise in this Agreement, Purchaser shall be responsible for all regulatory matters relating to or involving any Purchaser Product, including all decisions and actions with respect thereto. Producer shall reasonably cooperate with Purchaser in connection with Purchaser’s responsibilities under this Section 12.2. Purchaser shall, with respect to any such regulatory matters: (a) act as liaison with the FDA or other Medical Regulatory Authority or Certification Body; (b) collect appropriate data and information from Producer and then prepare and make all Purchaser-required submissions to the appropriate Medical Regulatory Authorities or Certification Bodies (e.g., the annual reports, notifications, renewals, etc.); (c) monitor all studies pertinent to regulatory matters; and (d) obtain all required regulatory approvals. In particular, Purchaser shall:

(a) Prepare and obtain approval of and hold all 510(k) notifications and other new product submissions as required by the FDA and the Act, or any other relevant Medical Regulatory Authority or Certification Body, relating to the Purchaser Products;

(b) List the Purchaser Products pursuant to Section 510 of the Act or other similar requirements of Law;

(c) Comply with 21 CFR §820.30, if applicable, and other similar design control provisions of Regulations issued by the FDA or other relevant Medical Regulatory Authority or Certification Body;

(d) Provide Producer with copy for labeling to physically accompany Purchaser Products (not including promotional labeling) to the extent required to comply with the Act or other relevant Medical Regulatory Authority or Certification Body;

(e) Report to the FDA or other relevant Medical Regulatory Authority or Certification Body;

(f) Administer all requisite field corrective actions, product holds, recalls, withdrawals or quarantines relating solely to Purchaser Products; and

(g) Prepare, obtain approval and hold all Product Technical Files, Notifications and other new product dossiers required by Law, including any applicable Medical Regulatory Authority or Certification Body relating to the Purchaser Products.

12.3 Reference Filings. Upon the reasonable request of Purchaser, Producer will grant Purchaser the right to cross-reference filings held in Producer’s name with applicable Medical Regulatory Authorities to the extent reasonably necessary in connection with Purchaser’s obtaining and maintaining marketing approval for any Supplied Product and to the extent such grant will not violate applicable confidentiality obligations.

12.4 No Debarred Service Provider. Producer has not and will not use the services of employees or Subcontractors who have been debarred by the FDA or any other Medical Regulatory Authority or Certification Body and, at Purchaser’s reasonable written request, will not use the services of any particular employees or Subcontractors identified by Purchaser in connection with the manufacture of Supplied Products pursuant to this Agreement. If Producer becomes aware that an employee, Subcontractor or employee of Subcontractor has been debarred and said person performed, in any capacity, services in connection with a Supplied Product, Producer shall promptly notify Purchaser of such person’s debarment.

12.5 Commercial Stability Costs. During any calendar year or portion thereof in which Producer manufactures at least one Batch or lot, as applicable, of any Supplied Product, unless otherwise directed by Purchaser in writing, Producer shall perform commercial stability studies in accordance with the then current requirements of the International Committee on Harmonization with respect to such Supplied Product, at Purchaser’s cost. In the event that additional stability studies beyond those required pursuant to the immediately preceding sentence shall be required, the Parties shall negotiate per filing, in good faith, upon the protocol, and associated charges, based upon the then current requirements of the International Committee on Harmonization. If Purchaser requests Producer to perform additional commercial stability studies for any Batches or lots, as applicable, of Supplied Product which exceed those required by applicable Law for the protocol, Producer shall perform such additional commercial stability studies and Producer shall be entitled to charge Purchaser for all reasonable incremental costs associated with such additional commercial stability studies.

12.6 Drug Master Files. Producer shall, if requested by Purchaser and at Purchaser’s cost with respect to any Supplied Product, prepare, file and maintain, as applicable, with the FDA, and such other Governmental Authorities as the Parties may agree in writing, a drug master file (a “DMF”) with respect to the manufacturing process for the Supplied Product. Producer shall and does hereby grant Purchaser and its Affiliates and licensees, as applicable, the right to reference each such DMF in or for any filings, reports, registrations or other communications that Purchaser or its Affiliates or licensees, as applicable may make or have made with any Governmental Authority in order to obtain or maintain regulatory approvals of the Supplied Product in any applicable territory.

ARTICLE XIII

INSURANCE

13.1 Insurance. Purchaser shall maintain (or have maintained by any Party that is an Affiliate of Purchaser for Purchaser’s benefit) insurance or Purchaser may, at its own discretion, self-insure for general liability including coverage for bodily injury, property damage, and products-completed operations liability. Purchaser shall provide Producer with evidence of applicable, procured insurance coverages in the form of a certificate of insurance. Purchaser shall endeavor to provide written notice to Producer at least 30 days prior to cancellation or nonrenewal of applicable insurance. Each Party shall be responsible for insuring its and its Affiliates’ own employees and representatives for injuries received in locations that are owned or controlled by any other Party.

ARTICLE XIV

PRIORITY AND FORCE MAJEURE

14.1 Priority. In the event that Producer or any Affiliate thereof is producing a Supplied Product both for Purchaser and for itself or any other Person (including any Affiliate of Producer) and, due to Force Majeure, Producer’s capacity to produce such Supplied Product is diminished such that Producer can no longer produce such Supplied Product for all parties for whom Producer was previously producing such Supplied Product to the full extent that such Producer was previously producing such Supplied Product, Producer and Purchaser shall, consistent with applicable regulatory requirements, cooperate to remedy the situation by (a) sharing remaining capacity ratably based on the actual pro rata allocation in the one-year period prior to such Force Majeure event, (b) outsourcing such Supplied Product to a mutually agreed Third Party to the extent that doing so does not require Producer other than in its sole discretion to share any Sensitive Producer Technology or (c) taking such other action as shall be mutually agreed by Producer and Purchaser.

14.2 Force Majeure. Section 9.07 of the Separation Agreement shall be incorporated by reference herein as though included in this Agreement (but for this purpose, only to the extent applicable to this Agreement, and not to the Separation Agreement or any other Ancillary Agreement). In the event that a delay in performance caused by Force Majeure continues for a period of at least thirty (30) calendar days, the Party affected by the other Party’s delay may during such non-performance period elect to: (a) suspend performance and extend the time for performance for the duration of the Force Majeure event, or (b) cancel or terminate all or any part of the unperformed part of the applicable Joinder Agreement or any Firm Orders with respect to the affected Supplied Products.

ARTICLE XV

CONFIDENTIALITY

15.1 Confidentiality/Protective Arrangements. Sections 6.08 and 6.09 of the Separation Agreement shall be incorporated by reference herein as though included in this Agreement (but for this purpose, only to the extent applicable to this Agreement, and not to the Separation Agreement or any other Ancillary Agreement).

ARTICLE XVI

DISPUTE RESOLUTION

16.1 General. The provisions of Article VII of the Separation Agreement shall govern all disputed matters under this Agreement; provided that the initial negotiation described in Section 7.01(a) of the Separation Agreement shall be by and among the members of the Steering Committee. In the event of any conflict between the provisions of Article VII of the Separation Agreement and this Article XVI, the provisions of this Agreement shall control.

16.2 Specific Performance. Section 9.17 of the Separation Agreement shall be incorporated by reference herein as though included in this Agreement (but for this purpose, only to the extent applicable to this Agreement, and not to the Separation Agreement or any other Ancillary Agreement).

ARTICLE XVII

ASSIGNMENT

17.1 General. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that, except as provided below, neither party may Transfer its interest or any of its rights or obligations in the Agreement, including Transfers by operation of law such as by way of merger or consolidation, without the prior written consent of the other party, which consent may not be unreasonably withheld. Notwithstanding any assignment or other Transfer, references to the Parties and their Affiliates or Subsidiaries in this Agreement shall continue to apply to the original Parties (or any later successors, transferees or assignees) and their Affiliates or Subsidiaries.

17.2 Transfers by Producer. Notwithstanding the foregoing provisions of this Article XVII, Producer may Transfer substantially all of its rights and obligations hereunder (or any portion thereof with respect to any applicable Supplied Product) to any Person to which Producer shall Transfer substantially all of its business and assets related to the manufacture or provision of such Supplied Product hereunder; provided that (a) any such acquiring Person shall assume in writing the portion of Producer’s obligations hereunder relating to the Supplied Products so Transferred, and shall deliver a signed copy of such assumption instrument to Purchaser, (b) any such acquiring Person is capable of adhering to these obligations consistent with all applicable regulatory requirements, including cGMP/Quality System Regulations and governmental filings/clearance, and (c) Producer shall give Purchaser at least 60 days’ Notice prior to such Transfer.

17.3 Transfers by Purchaser. Notwithstanding the foregoing provisions of this Article XVII, Purchaser may Transfer its rights and obligations hereunder to any Person to which Purchaser shall Transfer substantially all of its business and assets; provided that any such acquiring Person shall assume in writing the Purchaser’s obligations hereunder and shall deliver a signed copy of such assumption instrument to Producer. Purchaser shall remain liable for all of its obligations under this Agreement notwithstanding any such Transfer. In the event of any Transfer to a Prohibited Person, the Purchaser (including the Prohibited Person and its Affiliates as Transferee) shall (a) be permitted to undertake quality audits pursuant to this Agreement (or any accompanying Quality Agreement) only if performed by a mutually agreed Third Party and with appropriate restrictions regarding confidentiality and (b) not be permitted (either itself or through any Third Party) to audit costs or pricing or otherwise review the cost or other financial information of Producer or any of its Affiliates. In the event of any direct or indirect Change of Control of Purchaser to a Prohibited Person or any Affiliate thereof, regardless of whether there is a Transfer of this Agreement or any rights or obligations hereunder, the Parties shall use commercially reasonable efforts to revise the pricing terms (and related terms) set forth in this Agreement such that the same or substantially similar pricing as otherwise would have occurred hereunder is retained without using the “cost-plus” formula in light of the proprietary nature of cost information of Producer in such scenario; provided that, until such Agreement is reached, Producer shall have the right to either (i) discontinue production with respect to such Supplied Products or (ii) if approved by Purchaser in writing, continue production of such Supplied Products at the price determined and provided to Purchaser by Producer in good faith.

ARTICLE XVIII

MISCELLANEOUS PROVISIONS

18.1 Notices. All Notices pursuant to this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a Notice):

If to Baxter or any Affiliate thereof:

Baxter International Inc.

One Baxter Parkway

Deerfield, Illinois 60015

Attn: General Counsel

E-mail: general_counsel@baxter.com

If to Baxalta or any Affiliate thereof:

Baxalta Incorporated

One Baxter Parkway

Deerfield, Illinois 60015

Attn: General Counsel

E-mail: general_counsel@baxalta.com

with copies in each case to each Purchaser or Producer to whom the Notice is applicable, at the address (if any) for such Purchaser or Producer set forth in the applicable Joinder Agreement.

Any Party may, by Notice to Baxter (if notice is from a Party not Affiliated with Baxter) or Baxalta (if notice is from a Party not Affiliated with Baxalta), change the address to which such Notices are to be given.

18.2 Miscellaneous. Sections 9.01, 9.02, 9.04, 9.06, 9.08, 9.10, 9.13, 9.14, 9.16 and 9.18 of the Separation Agreement shall be incorporated by reference herein as though included in this Agreement (but for this purpose, only to the extent applicable to this Agreement, and not to the Separation Agreement or any other Ancillary Agreement).

18.3 Course of Dealing. For the avoidance of doubt, no action shall be deemed to create a binding future obligation or course of dealing pursuant to this Agreement. For example, an action that is deemed commercially reasonable in accordance with the terms of this Agreement in one instance does not mean that the same or similar actions will be deemed commercially reasonable in later or other occurrences, it being understood and agreed that each such instance will be evaluated independently based on the facts and circumstances as they may exist from time to time.

18.4 Survival. The terms and conditions of this Agreement and each Joinder Agreement (as well as any other written agreement entered into by any of the Parties in order to effect any of the foregoing), and the rights and obligations of the Parties under this Agreement, shall survive any termination of this Agreement or any Joinder Agreement, except for those performance-related obligations that necessarily expire upon the termination of this Agreement or Joinder Agreement (or upon termination with respect to any particular Supplied Product).

18.5 Joinder Agreements. Each of Baxter and Baxalta shall cause their respective Subsidiaries who are to provide or receive services pursuant to this Agreement to become a Party to this Agreement by executing a Joinder Agreement (each, a “Joinder Agreement”) substantially in the form attached hereto as Exhibit A. Each such Joinder Agreement shall be deemed a part of this Agreement as of the date of such Joinder Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their authorized representatives as of the date of this Agreement.

BAXALTA INCORPORATED

By:
Name:
Title:

BAXTER INTERNATIONAL INC.

By:
Name:
Title:

Signature Page

to the

Manufacturing and Supply Agreement